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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CIBER, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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6363 South Fiddler's Green Circle, Suite 1400
Greenwood Village, Colorado 80111

To Our Shareholders:

On behalf of the Board of Directors of Ciber, I am pleased to invite you to the 2013 Annual Meeting of Shareholders of Ciber, Inc. We will be holding the meeting as a "virtual meeting" over the Internet on May 8, 2013, at 9:00am Mountain Daylight Time. Instructions for attending the virtual meeting are included in the attached proxy statement.

Also included in the attached proxy statement are complete descriptions of the matters to be decided at our annual meeting. You will find that we are proposing the election of three members of our Board of Directors, ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, the amendment and restatement of the Ciber, Inc. 2004 Incentive Plan, and the non-binding advisory vote on the compensation of our named executive officers. Please give each of the proposals your careful consideration.

We value your participation in the governance of Ciber. You may participate by joining the annual meeting or by casting your votes by proxy. To make your voting experience as easy as possible, we have included a proxy card that you may complete and return to us. We have also provided instructions for voting electronically via the Internet or by telephone. The attached proxy statement includes detailed instructions for all of these voting options. If you have any questions about voting or attending the annual meeting, please contact our Corporate Secretary and let us know how we can help.

As always, we encourage every shareholder to communicate directly with Ciber's management and with the Board of Directors. We look forward to hearing from you.

Sincerely,

Paul A. Jacobs
 Chairman of the Board
Greenwood Village, Colorado
April 8, 2013

6363 South Fiddler's Green Circle, Suite 1400
Greenwood Village, Colorado 80111

NOTICE OF THE 2013 ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 8, 2013
Time:	9:00am Mountain Daylight Time
Location:	The 2013 Annual Meeting of Shareholders of Ciber, Inc. will be held as a "virtual meeting" via the Internet by accessing this website:
www.virtualshareholdermeeting.com/CBR

Follow the directions at that website to log in to the meeting. Use the twelve-digit number printed on your proxy card to register on the site. We recommend that you log in at least fifteen minutes in advance of the meeting to ensure that you are logged in when the meeting starts.
Items of Business:	We will present the following proposals for your consideration at the Annual Meeting:
	1.	Elect three Class I Directors.
	2.	Approve the Amended and Restated 2004 Incentive Plan.
	3.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.
	4.	Seek advisory (non-binding) approval of the compensation of our named executive officers.

Each of these proposals is described in detail in our proxy statement that accompanies this notice. In addition, we will transact any other business that may properly come before the Annual Meeting, or any adjournment or postponement of the Annual Meeting.
Record Date:
Shareholders of record of Ciber common stock (NYSE: CBR) at the close of business on March 11, 2013, are entitled to vote at the meeting, or any adjournment or postponement of the meeting. A list of shareholders entitled to vote at the Meeting will be available for examination at Ciber's corporate offices through the date of the meeting.
Proxy Voting:
We encourage you to cast your vote in advance of the meeting. This will ensure the presence of a quorum at the meeting. You may vote your shares by submitting a proxy card or by telephone or Internet. If you submit your proxy in advance of the meeting, you may revoke your proxy at any time and you may still vote your shares at the shareholder meeting (see the proxy statement for more information).

Your vote is important to us, so please contact us if you have any questions about the meeting or the voting process.

By order of the Board of Directors,

M. Sean Radcliffe
 Senior Vice President, General Counsel, and Secretary
Greenwood Village, Colorado
April 8, 2013

Part 1—Information Concerning Solicitation and Voting

Information About the Meeting

Date:	Wednesday, May 8, 2013
Time:	9:00am Mountain Daylight Time
Location:	The Ciber annual meeting will be a "virtual" meeting, which means that there is no physical location. Instead, the meeting is conducted with all participants logged into a website:
www.virtualshareholdermeeting.com/CBR

Shares Entitled to Vote

Shareholders of record of Ciber common stock (NYSE: CBR) at the close of business on the Record Date, March 11, 2013, are entitled to vote at the meeting, or any adjournment or postponement of the meeting. Each shareholder entitled to vote at the meeting will be entitled to one vote per share of common stock. A list of shareholders entitled to vote at the meeting will be available for examination at Ciber's corporate offices for ten days prior to and during the Annual Meeting. To request examination of the list, contact the Corporate Secretary and be prepared to reference the information on your proxy card to verify your status as a shareholder.

On the Record Date, there were 74,389,532 shares of common stock outstanding.

Attendance at the Virtual Meeting

To attend the virtual meeting, log on to www.virtualshareholdermeeting.com/CBR at least 15 minutes prior to the start of the meeting. Register on the website as a shareholder by using the twelve-digit number printed on your proxy card. During the virtual meeting, you may electronically submit your vote or change or revoke a prior vote. Select the "Vote" button and complete the information from your proxy card to verify your eligibility to vote. Be sure to characterize whether the vote is your first vote or the withdrawal of a prior vote. Your vote must be cast before the polls are closed.

Solicitation of Proxies

We pay the cost of printing and mailing all proxy and voting materials and all solicitation expenses associated with this proxy statement. The Board of Directors of Ciber is soliciting the proxy accompanying this proxy statement. Proxies may be solicited by Ciber's officers, directors, and employees, none of whom will receive any additional compensation for such activity. In addition, Morrow & Company may solicit proxies on our behalf. We anticipate that the cost of Morrow's services will not exceed $15,000. These solicitations may be made personally or by telephone, mail, email, or the Internet. We will reimburse brokerage firms, banks, and other fiduciaries for the expense of forwarding solicitation materials to their principals.

Revocation of Proxies

At any time prior to final tabulation of the votes on May 8, 2013, you may change your vote or revoke your proxy by following one of the procedures set forth below:

•
Deliver a letter, signed and in writing, to our Corporate Secretary stating your desire to revoke your proxy. The letter must be dated later than the date stated on the proxy you wish to revoke. Address the letter to: Ciber, Inc., Attention: Corporate Secretary, 6363 South Fiddler's Green Circle, Suite 1400, Greenwood Village, Colorado 80111.

•
Deliver a proxy bearing a date later than the proxy you wish to revoke to this address: Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717. You may use any available voting method to deliver your new proxy, but the new proxy must be received by Broadridge before the deadline for mail, telephone, or Internet voting.
•
Attend the virtual Annual Meeting and submit your vote prior to the close of the polls. Attending the virtual Annual Meeting will not, absent specific instructions from you, revoke or alter your proxy.

Other Matters Related to Voting

Householding.    Under a procedure called "householding," we hope to reduce the environmental impact and cost of the proxy process by sending a single copy of this proxy statement and all related materials when multiple shareholders share an address. Any shareholder at such an address may ask to receive a separate copy of this proxy statement and all related materials. If you wish to receive a separate copy, contact us and we will promptly mail a complete set to you: Ciber, Inc., Attention: Corporate Secretary—Annual Meeting Document Request, 6363 South Fiddler's Green Circle, Suite 1400, Greenwood Village, Colorado 80111.

If you are receiving multiple copies of our proxy statement or related materials at your address, you may request householding in the future. Registered shareholders may send that request to our transfer agent while beneficial shareholders will need to contact each broker or bank where you hold Ciber common stock.

Quorum.    Our bylaws provide that the holders of not less than a majority of the shares of common stock entitled to vote at the Annual Meeting must participate in order to constitute a quorum and conduct business at the Annual Meeting. We count on your participation by proxy or at the Annual Meeting to help us achieve a quorum. So we may verify that we have a quorum in advance of the Annual Meeting, please complete your proxy (by mail or electronically) and return it promptly.

Effect of Abstentions on Quorum.    The shares of a shareholder whose proxy card on any or all proposals is marked as "abstain" will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present.

Broker Non-Votes.    If you are the beneficial owner of shares held by a broker or other custodian, you may instruct your broker how to vote your shares through the voting instruction form included with this proxy statement. If you wish to vote the shares you own beneficially at our Annual Meeting, you must first request and obtain a "legal proxy" from your broker or other custodian. If you choose not to provide instructions or a legal proxy, your shares are referred to as "uninstructed shares." Whether your broker or custodian has the discretion to vote these shares on your behalf depends on the ballot item. See the full description of each proposal, below, for a complete description of how uninstructed shares impact the vote on a given proposal.

Votes Required.    Proposal 1 – Election of Directors.    Directors are elected by a plurality of shares of common stock of the Company present in person or by proxy and entitled to vote at the Annual Meeting. A Director wins by "plurality" when he or she receives more votes than the number of votes cast for any other nominee. Brokers and other custodians are not entitled to vote uninstructed shares on this proposal and such shares will not be counted in evaluating the results.

Proposal 2 – Approval of Amended and Restated 2004 Incentive Plan.    Approval of this proposal requires the affirmative vote of a majority of the shares of common stock of the Company present in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Brokers and other custodians are not entitled to vote uninstructed shares on this proposal and such shares will not be counted in evaluating the results.

Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm.    Approval of this proposal requires the affirmative vote of a majority of the shares of common stock of the Company present in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Brokers and other custodians are entitled to vote uninstructed shares on this proposal and such votes will be counted in evaluating the results; please contact your broker or other custodian for information on their voting policy with respect to uninstructed shares.

Proposal 4 – Advisory Vote to Approve the Compensation of Our Named Executive Officers.    Advisory (non-binding) approval of this proposal requires the affirmative vote of a majority of the shares of common stock of the Company present in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Brokers and other custodians are not entitled to vote uninstructed shares on this proposal and such shares will not be counted in evaluating the results.

Online Availability of Information.    The proxy statement and 2012 Annual Report on Form 10-K are available at www.ciber.com under "Investor Relations."

Part 2—Proposals to Be Voted On

Proposal Summary

The following proposals will be voted on at the 2013 Annual Meeting of Shareholders:

		More Information About the Proposal	Board Recommendation
Proposal 1:	Elect three Class I Directors Jean-Francois Heitz James C. Spira Bobby G. Stevenson	Page 7	✓For Each Nominee
Proposal 2:	Approval of Amended and Restated 2004 Incentive Plan	Page 8	✓For
Proposal 3:	Ratification of the appointment of independent registered public accounting firm	Page 13	✓For
Proposal 4:	Advisory vote to approve the compensation of our named executive officers	Page 14	✓For

Voting Instructions

You may cast your vote by any of the methods listed below. Please refer to the detailed instructions included with your proxy for submission deadlines and step-by-step instructions.

Voting Prior to the Annual Meeting

Mail	Telephone	Internet
Complete, date, and sign your proxy card. Mail it in the pre-paid envelope that we have provided. Be sure to account for delays in the processing of physical mail to ensure that your proxy card reaches us by no later than 5:00pm Mountain Daylight Time on May 7, 2013.	Call the toll-free telephone number provided with your proxy card. Follow the telephone instructions on the proxy card. You must be prepared to provide the twelve-digit number printed on your proxy card. Be sure to call prior to 9:59pm Mountain Daylight Time on May 7, 2013.	Access the website listed on the proxy card (www.proxyvote.com) and follow the instructions to log on, including a step where you must provide the twelve-digit number printed on your proxy card. The deadline for electronic voting is 9:59pm Mountain Daylight Time on May 7, 2013.

Important notes about voting prior to the Annual Meeting:

  •
  Voting in advance of the meeting does not limit your right to attend or vote at the Annual Meeting.
  •
  You may revoke your proxy or amend your vote at any time prior to the Annual Meeting.

Voting During the Annual Meeting

You may vote electronically during the virtual Annual Meeting prior to the announcement that the polls are closed. To vote electronically during the Annual Meeting, be sure you are logged on to www.virtualshareholdermeeting.com/CBR, follow the instructions, be ready to provide the twelve-digit number printed on your proxy card, and register your vote.

 PROPOSAL 1
Election of Directors

Each year at our Annual Meeting of Shareholders, directors constituting approximately one-third of the Board are elected for a three-year term or until a successor is duly elected and qualified. The terms of current Class I Directors (Mr. Jean-Francois Heitz, Mr. James C. Spira, and Mr. Bobby G. Stevenson) will expire at this 2013 Annual Meeting. The terms of the Class II Directors (Mr. Michael Boustridge, Mr. Stephen S. Kurtz, and Dr. Kurt J. Lauk) will expire in 2014. The terms of the Class III Directors (Mr. Paul A. Jacobs, Mr. Archibald J. McGill, and Mr. David C. Peterschmidt) will expire in 2015.

Pursuant to our bylaws, vacancies on the Board may be filled by the affirmative vote of a majority of the remaining directors then in office. A director elected to fill a vacancy, including a vacancy created by an increase in the size of the Board, serves for the remainder of the full term of the new directorship or of the class of directors in which the vacancy occurred. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

We ask you to elect three individuals to serve as Class I Directors for the ensuing three-year term to expire in 2016, or until a successor is elected and qualified.

The Nominating/Corporate Governance Committee, with the approval of the non-incumbent members of the Board, has nominated the following individuals for re-election as Class I Directors:

Name	Age	Director Since
Jean-Francois Heitz	63	2011
James C. Spira	70	2002
Bobby G. Stevenson	71	1974

We have received no shareholder proposal or nomination of any other person to stand for election as a Class I Director, timely or otherwise.

Shares represented by proxies that are not marked to "WITHHOLD ALL" authority to vote for the Director Nominees, or "FOR ALL EXCEPT" a specified individual that you must name, will be voted FOR the election of all of the Director Nominees. If any of the individuals nominated as a Class I Director becomes unavailable or unwilling to serve as a director, persons named in the proxy intend to cast votes for which they hold proxies in favor of the election of such other person as the Board may designate. The Board knows of no reason why any of the individuals nominated as a Class I Director would be unable or unwilling to serve on the Board.

Directors are elected by a plurality of shares of common stock of the Company present in person or by proxy and entitled to vote at the Annual Meeting. A Director wins by "plurality" when he or she receives more votes than the number of votes cast for any other nominee. Brokers and other custodians are not entitled to vote uninstructed shares on this proposal and such shares will not be counted in evaluating the results.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL NOMINEES

PROPOSAL 2
Approval of Amended and Restated 2004 Incentive Plan

Our Board of Directors has approved the Ciber, Inc. Amended and Restated 2004 Incentive Plan (the "Incentive Plan"), subject to shareholder approval. Changes to the Incentive Plan are described below and are intended to increase the number of shares of our common stock authorized for issuance under the Incentive Plan and to extend the availability of these shares. We believe that shareholders' approval of the Incentive Plan will enable us to incentivize our employees, Directors, and consultants to focus their efforts on the long-term growth of the Company.

Background

Our shareholders originally approved the Incentive Plan on April 27, 2004. Subsequently, our shareholders approved an amendment on April 29, 2008, that increased the number of available shares by 5 million and an amendment and restatement of the Incentive Plan on May 18, 2011, that increased the available shares by 4.75 million.

Shares issued under the Incentive Plan are awarded, under the supervision of the Compensation Committee of our Board, to employees, Directors, or consultants who perform important services in the management, operation, and development of the Company. Recipients of shares under the Incentive Plan are expected to significantly contribute to the achievement of the long-term economic objectives of the Company.

A copy of the Incentive Plan, marked to show the changes proposed by this proposal, is attached to this proxy statement as Exhibit A. In addition, you may request a copy of the Incentive Plan by writing to us at CIBER, Inc., Attention: Corporate Secretary, 6363 South Fiddler's Green Circle, Suite 1400, Greenwood Village, CO 80111.

Proposed Changes to the Incentive Plan

Increase in Authorized Shares.    Approval of this proposal would increase the number of shares authorized for issuance by 5,600,000 shares, increasing the aggregate number of shares authorized for issuance under the Incentive Plan (including shares previously issued or subject to outstanding awards) from 14,750,000 shares to 20,350,000 shares. As of March 26, 2013, there were 3,439,833 shares available for issuance under the Incentive Plan. This proposal, if approved by our shareholders, would increase the number of shares currently available for issuance to 9,039,833 shares.

Share Deduction Ratio.    The purpose of this modification is to reduce the number of shares of our common stock deducted from the Incentive Plan in connection with the grant of Full-Value Awards (that is, restricted stock units or "RSUs"). If this proposal is approved by our shareholders, each share of any type of award would count as one share against the shares available for issuance. This would differ from the current plan, under which each share of a Full-Value Award counts as 1.6 shares against the shares available for issuance. This reduction in the number of shares deducted from the Incentive Plan for Full Value Awards will reduce the impact of those awards on the number of shares available under the Incentive Plan, thereby increasing the number of Full-Value Awards that can be made and extending the life of the Incentive Plan.

Limited Share Recycling.    The purpose of this modification is to allow, under limited circumstances, shares of our common stock previously subject to an equity award to be returned to the Incentive Plan for re-issuance. Such share "recycling" would be allowed for shares withheld from vested Full-Value Awards to satisfy withholding taxes which are generally due at vesting or settlement of such awards. There would be no change to the current provisions of the Incentive Plan that prohibit share recycling for any shares surrendered, tendered, or repurchased in connection with the exercise of options or reacquired in connection with the settlement of other equity awards. Limited share recycling will, as shares are withheld to cover withholding taxes for vested Full-Value Awards, replenish the number of shares available for issuance under the Incentive Plan.

Effective Term.    The plan is currently scheduled to expire in May 2014. Under the proposed modification, the expiration date of the Incentive Plan would be extended to May 8, 2023, the tenth anniversary of the scheduled Annual Meeting of Shareholders where we will seek shareholder approval of the Incentive Plan.

Shareholder Considerations

We believe that equity awards represent an integral component of the compensation packages for our senior management and other key employees. Consequently, we believe that it is critical that we be able to continue to offer equity awards to attract, retain, and incentivize our executives and other employees and Directors. If the shareholders do not approve these modifications, the Incentive Plan will run out of authorized and available shares in the near future, which will hinder our ability to offer equity awards to our employees, Directors, or consultants.

At the same time, we recognize our obligation to our shareholders to responsibly manage the dilutive impact of our equity compensation programs and we continuously strive to balance this concern with the needs of our business. We believe that our past practices reflect an appropriate balance between our shareholders' interests and our business objectives. Our three-year average annual gross burn rate, calculated using the Institutional Shareholder Services ("ISS") methodology, is approximately 6.4%, which is below the ISS burn rate threshold of 7.26% applied to our industry.

Further, as of March 26, 2013, the equity awards outstanding under our equity compensation programs, and their respective features, were as follows:

Equity Plan Information as of March 26, 2013(1)
Options Outstanding	7,104,399
Full-Value Awards Outstanding	1,402,665
Shares Available for Grant	3,439,833
Weighted Average Exercise Price of Outstanding Options	$4.62
Weighted Average Remaining Term of Outstanding Options	4.1 years
(1)
This table excludes the 5.6 million shares requested in this proposal and all shares associated with our Employee Stock Purchase Plan. This table includes all outstanding options, including inducement awards.

Approval of this proposal will provide us with a share reserve sufficient to continue to provide both newly-hired employees, as well as our current employees, Directors, and consultants, with the opportunity for equity ownership that will enhance the alignment of their interests with those of our shareholders.

General Terms of the Incentive Plan

The following is a summary description of the Incentive Plan. This summary is qualified in its entirety by reference to Exhibit A to this proxy statement.

Purpose.    The purpose of the Incentive Plan is to attract, motivate, and retain employees, Directors, and consultants by issuing equity-based long-term incentives, primarily in the form of RSUs or stock options. The purpose of such awards is to more closely align the interests of award recipients with those of our shareholders.

Administration.    The Incentive Plan is administered by the Compensation Committee of our Board of Directors. The Compensation Committee has the authority to make rules and regulations for the administration of the Incentive Plan.

Participation.    Participants in the Incentive Plan are those eligible employees, Directors, and consultants who, in the judgment of the Compensation Committee or its designees, are performing, or during the term of their incentive arrangement will perform, important services in our management and operations and are expected to significantly contribute to our long-term corporate economic objectives. No single participant may be granted stock options or other types of awards in excess of 1,000,000 shares in a twelve-month period. The Compensation Committee may delegate to corporate officers the power to make these determinations, except with respect to grants to executive officers and directors.

Options.    Under the Incentive Plan, the Compensation Committee may grant both incentive stock options ("ISOs") intended to qualify under the Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and options that are not qualified as incentive stock options ("NSOs"). ISOs may only be granted to persons who are our employees. ISOs and NSOs may not be granted under the Incentive Plan at an exercise price of less than the fair market value of the common stock on the date of grant and the term of these options cannot exceed seven years. The exercise price of an ISO granted to a holder of more than ten percent of the common stock must be at least 110% of the fair market value of the common stock on the date of grant and the term of such options cannot exceed five years. Currently, no more than 14,750,000 shares may be granted as ISOs. This proposal would increase that number to 20,350,000 shares (including options already granted). ISOs granted to employees pursuant to the Incentive Plan may not be exercised more than three months after the option holder ceases to be our employee or Director, except that in the event of the death or disability of the option holder, the option may be exercised by the holder (or the holder's estate) for a period of up to one year after the death or disability of the holder. The exercise price may be paid in cash, in shares of common stock (valued at fair market value at the date of exercise), by delivery of a notice of exercise (accompanied by instructions to a broker to deliver proceeds of sale of stock or of a loan from the broker sufficient to pay the exercise price), or by a combination of such means of payment, as may be determined by the Compensation Committee. The Compensation Committee is authorized to change vesting schedules and exercise periods in its discretion to the extent consistent with compliance with Section 409A of the Internal Revenue Code.

No Repricing of Options.    No direct or indirect repricing of options may occur without shareholder approval.

Performance Awards.    Under the performance award component of the Incentive Plan, participants may be granted an award denominated in shares of common stock or in dollars. Achievement of the performance targets, or multiple performance targets, established by the Compensation Committee relating to corporate, group, unit, or individual performance based upon standards set by the Compensation Committee shall entitle the participant to payment at the full amount specified with respect to the award, or, if determined by the Compensation Committee, in the event of performance exceeding the minimum performance target but below the maximum performance target applicable to such award, a specified portion of the full amount. Payment may be made in cash, common stock, or any combination thereof, as determined by the Compensation Committee, and shall be adjusted in the event the participant ceases to be our employee before the end of a performance cycle by reason of death or disability.

Stock Awards.    The Compensation Committee may, in selected cases, grant to a plan participant a given number of shares of restricted stock units or unrestricted stock. Restricted stock under the Incentive Plan is common stock restricted as to sale pending fulfillment of such vesting schedule and employment requirements as the Compensation Committee shall determine. Prior to the lifting of the restrictions, a holder of restricted stock will nevertheless be entitled to receive distributions in liquidation and dividends on, and to vote the shares of, the restricted stock. The Incentive Plan provides for forfeiture of restricted stock for breach of conditions of the grant.

162(m) Awards.    Generally, we cannot deduct compensation paid to our named executive officers (see "Compensation Discussion and Analysis," below) in excess of $1,000,000. An exemption is available for "qualified" performance-based compensation that satisfies the requirements of Section 162(m) of the

Internal Revenue Code. The Incentive Plan permits the Compensation Committee to establish awards which qualify for the exemption. In order to qualify, an award must be based on the achievement of one or more objective performance goals selected by the Compensation Committee that are based on one or any combination of certain quantifiable financial or performance metrics. The Compensation Committee may not adjust such an award upwards, nor may it waive the achievement of goals except in the case of death or disability of the participant.

Adjustments for Certain Events.    The Incentive Plan provides that the total number of shares available for issuance, the number of shares covered by each outstanding award, and the exercise price per share for options may be proportionately adjusted by the Compensation Committee in the event of a stock split, reverse stock split, stock dividend, or similar capital adjustment effected without our receipt of consideration. Upon a merger or sale of substantially all of our assets, the Compensation Committee will determine the terms for exercise or modification of outstanding awards under the Incentive Plan in accordance with the requirements of the Section 409A of the Internal Revenue Code. In addition, upon a change of control of Ciber, the Compensation Committee is authorized to make adjustments in outstanding awards, including acceleration of exercise dates and vesting schedules, granting cash bonuses to option holders equal to the exercise price, making cash payments to holders equal to the difference between the fair market value and the exercise price of options, and elimination of restrictions on vesting of restricted stock or performance shares. Any such adjustments shall be made only in a manner that is permitted under Treasury Regulation Section 1.409A-1(b)(5)(v)(D).

Amendments.    The Compensation Committee may amend or discontinue the Incentive Plan at any time, provided that no such amendment may become effective without approval of the shareholders, if shareholder approval is necessary to satisfy statutory or regulatory requirements or if the Compensation Committee, on advice of counsel, determines that shareholder approval is otherwise necessary or desirable. No amendment or discontinuance shall adversely affect the rights and obligations with respect to outstanding awards under the Incentive Plan without the consent of award holders.

Federal Income Tax Consequences.    The following is a general summary of the federal income tax consequences that may apply to recipients of options, stock, performance shares, and performance units under the Incentive Plan. Because the application of the tax laws may vary according to individual circumstances, a participant should seek professional tax advice concerning the tax consequences to him or her of participation in the Incentive Plan, including the potential application and effect of state, local, and foreign tax laws and estate and gift tax considerations.

A participant who is granted an ISO recognizes no taxable income when the ISO is granted and generally recognizes no taxable income upon exercise of the ISO unless the alternative minimum tax applies (see below). A participant who exercises an ISO recognizes taxable gain or loss when he sells the shares purchased pursuant to the ISO. Any gain or loss recognized on the sale of shares acquired upon exercise of an ISO is taxed as capital gain or loss if the shares have been held for more than one year from the date the option was exercised and for more than two years after the option was granted. In such an event, CIBER receives no deduction with respect to the ISO shares. If the participant disposes of the shares before the required holding periods have elapsed (a "disqualifying disposition"), the participant recognizes ordinary income on disposition of the shares to the extent of the difference between the fair market value on the date of exercise and the option price. We generally receive a corresponding deduction in the year of the disqualifying disposition equal to the amount of ordinary income recognized by the optionee. In the U.S., long-term capital gains are currently taxed at a more favorable rate than ordinary income, but the deduction of capital losses is subject to limitation.

Certain U.S. taxpayers who have significant tax preferences (and other items allowed favorable treatment for regular tax purposes) may be subject to the alternative minimum tax ("AMT"). The AMT is payable only if and to the extent that it exceeds the taxpayer's regular tax liability and AMT paid generally may be credited against subsequent regular tax liability. For purposes of the AMT, an ISO is treated as if it were a non-statutory option (see below). Thus, the difference between fair market value on the date of exercise and the option price is included in income for AMT purposes and the taxpayer receives a basis equal to such fair market value for subsequent AMT purposes. However, regular tax treatment (see above) will apply for AMT purposes if a disqualifying disposition occurs in the same taxable year as the options are exercised.

The tax treatment of non-statutory stock options ("NSOs") differs significantly from the tax treatment of ISOs. Similar to an ISO, no taxable income is recognized when an NSO is granted. However, upon the exercise of an NSO, the difference between the fair market value of the shares on the date of exercise and the exercise price of the option is taxable as ordinary income to the recipient. In addition, subject to certain limitations attributable to payments of excess compensation, we are entitled to a compensation deduction for the amount of ordinary income recognized by the option holder.

Grantees of unrestricted stock awards generally will recognize taxable income in an amount equal to the fair market value of the stock at the time of the grant. Grantees of restricted stock awards and performance shares generally do not recognize income at the time of the grant of such awards. However, when shares of restricted stock are no longer subject to a substantial risk of forfeiture or when performance shares are paid, grantees would recognize ordinary income in an amount equal to the fair market value of the stock. Alternatively, the grantee of restricted stock may elect, under Section 83(b) of the Internal Revenue Code to recognize income upon the grant of the stock and not at the time the restriction lapses, provided this election is properly made within 30 days after the grant. We are entitled to deduct an amount equal to the fair market value of the stock at the time the grantee recognizes income related to the grant.

We may withhold any taxes required by any law or regulation of any governmental authority, including U.S. federal, state, or local tax requirements, in connection with any stock option or other award under the Incentive Plan, including, but not limited to, withholding of any portion of any payment or withholding from other compensation payable to the participant, unless such person reimburses us for such amount minus any amount paid by the grantee.

New Plan Benefits

Awards under the Incentive Plan will be subject to the discretion of the Committee. Therefore, it is not possible to determine the future benefits or awards that will be received by participants under the Incentive Plan. However, information regarding awards made under the existing plan to our named executive officers and our directors during the fiscal year ended December 31, 2012, is set forth in this proxy statement under "Director Compensation" and "Executive Compensation Tables—Grants of Plan-Based Awards".

Recommendation and Effect

The Board of Directors recommends that you approve the Incentive Plan. If shareholders approve the Incentive Plan, it will become effective immediately.

Approval of this proposal requires the affirmative vote of a majority of the shares of common stock of the Company present in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Brokers and other custodians are not entitled to vote uninstructed shares on this proposal and such shares will not be counted in evaluating the results.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR"
THE CIBER, INC. AMENDED AND RESTATED 2004 INCENTIVE PLAN

PROPOSAL 3
Ratification of Appointment of Independent Registered
Public Accounting Firm

The Audit Committee of the Board has appointed Ernst & Young LLP ("E&Y") as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Services provided to Ciber, Inc. and its subsidiaries by E&Y in fiscal year 2012 are described below (see "Independent Registered Public Accounting Firm—Auditor Fees and Services").

E&Y audited our consolidated financial statements for the fiscal year ended December 31, 2012.

We are asking our shareholders to ratify the selection of E&Y as our independent registered public accounting firm. Although shareholder ratification is not required by our bylaws or otherwise, the Board believes that submitting the selection of E&Y to the shareholders for ratification is advisable as a matter of good corporate practice. If the shareholders fail to ratify the appointment of E&Y, the Audit Committee will consider whether or not to retain E&Y; however, the Audit Committee may select E&Y notwithstanding the failure of the shareholders to ratify this appointment. If the appointment of E&Y is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of Ciber and its shareholders.

Representatives of E&Y will be present at the Annual Meeting to respond to appropriate questions and make any statements if they desire to do so.

Approval of this proposal requires the affirmative vote of a majority of the shares of common stock of the Company present in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Brokers and other custodians are entitled to vote uninstructed shares on this proposal and such votes will be counted in evaluating the results; please contact your broker or other custodian for information on their voting policy with respect to uninstructed shares.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013

PROPOSAL 4
Advisory Vote to Approve the Compensation of our Named
Executive Officers

As we do each year, and as required by Section 14A of the Securities Exchange Act of 1934, we are providing our shareholders with the opportunity to vote on an advisory (non-binding) basis regarding the compensation of our named executive officers, as described below in this proxy statement (see "Executive Compensation," below, which includes the "Compensation Discussion and Analysis" section and accompanying tables and narrative disclosures). We believe that it is beneficial to seek this vote of our shareholders on the design and effectiveness of our executive compensation program. Accordingly, we are asking for your advisory vote on the following resolution (the "say-on-pay" resolution):

      Resolved, that the shareholders hereby approve, in a non-binding advisory vote, the compensation of the Company's named executive officers as disclosed in the 2013 proxy statement (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables).

At our 2012 Annual Meeting of Shareholders, approximately 75.4% of the votes cast supported that year's say-on-pay resolution. As an advisory vote, this proposal is not binding upon the Company or the Board of Directors. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions of our shareholders and considered the outcome of the 2012 shareholder vote in making compensation decisions for 2013. The Compensation Committee, as well as the Board of Directors, intends to continue taking into account the outcome of future shareholder votes in its deliberations on executive compensation matters.

The Company's goal for our executive compensation program is to provide our executives with competitive compensation that also provides incentives to remain with the Company and provides them with cash incentive opportunities and equity compensation that aligns their long-term interests with the interests of our shareholders.

Notwithstanding the realignment of the company and the transformation of operating processes and procedures and reporting structure in 2012, we achieved several significant strategic, operational, and financial results during the year, including the following:

  •
  We strengthened our management team with industry-leading talent, and streamlined and restructured our operations to achieve capital optimization.

  •
  We furthered our strategy to move into higher value markets and drive revenue growth through the alignment of our resources with the most promising opportunities.

  •
  We developed new partnerships, grew existing partnerships, and expanded our managed services offerings to generate ongoing revenue for the Company.

  •
  Year over year, selling, general, and administrative expenses for 2012 declined 6.5% or $14.1 million to $205.6 million due to the implementation of cost containment and efficiency initiatives.

  •
  We reduced our debt from $41 million in 2011 to $26 million in 2012 by refinancing our debt and by divesting our non-core assets with the sale of our Federal and ITO divisions, thereby enabling us to focus on our core offerings.

  •
  In 2013, our primary objective is to continue to lower our overall cost structure, improve operating procedures, and gain efficiencies in delivery to increase top-line growth and improved cash flow.

Approval of this proposal requires the affirmative vote of a majority of the shares of common stock of the Company present in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Brokers and other custodians are not entitled to vote uninstructed shares on this proposal and such shares will not be counted in evaluating the results.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR"
ADVISORY APPROVAL OF THE SAY-ON-PAY RESOLUTION

Part 3—Directors and Executive Officers

Our Board of Directors

The following table sets forth our directors, their ages, positions currently held with us, the year elected, and class of directorship. Directors are elected to serve three-year terms, or until a successor is elected and qualified. Information about the ownership of our voting securities held by each director and director nominee is provided below (see "Security Ownership of Certain Beneficial Owners and Management").

As noted below (see "Director Selection Process"), when our Nominating/Corporate Governance Committee considers candidates for director, the Committee looks for experience with acquisitions, experience in marketing and sales, experience as a chief executive officer or chief financial officer, knowledge of our industry, experience with finance, accounting, internal audit, and other financial matters, respect for the fiduciary responsibilities of directors to shareholders, leadership skills, demonstrated sound business judgment, global perspective, interpersonal effectiveness, and personal integrity. We believe that our directors bring these skills to their participation on our Board in addition to the specific knowledge and experience noted below with respect to each director.

Name	Age	Position	Director Since	Class (Term Exp.)
Michael Boustridge	49	Director	2012	Class II (2014)
Jean-Francois Heitz	63	Director	2011	Class I (2013)
Paul A. Jacobs	73	Chairman and Director	2005	Class III (2015)
Stephen S. Kurtz	62	Director	2007	Class II (2014)
Kurt J. Lauk	66	Director	2010	Class II (2014)
Archibald J. McGill	81	Director	1998	Class III (2015)
David C. Peterschmidt	64	President, Chief Executive Officer, and Director	2010	Class III (2015)
James C. Spira	70	Director	1994-98 and 2002	Class I (2013)
Bobby G. Stevenson	71	Director and Founder	1974	Class I (2013)

Class I Directors

Jean-Francois Heitz

Mr. Heitz was appointed to the Board of Directors and as a member of the Board's Audit Committee in June 2011. In 2012, he served as a member of the Board's Audit Committee and Chairman of the Compensation Committee and has been appointed to serve on the Board's Compensation Committee and as the Chairman of the Audit Committee for 2013. Mr. Heitz brings deep financial and operations knowledge and vast experience in the international marketplace to Ciber's Board. From 1989 to 2003, Mr. Heitz held several positions with Microsoft (NASDAQ: MSFT), where he was responsible for strategic operations, and treasury and finance functions. During his tenure with Microsoft, he was Deputy Chief Financial Officer from 2000-2003, at which time he assisted the Chief Financial Officer to lead the company's global finance, administration, IT and operations divisions, and he was primarily responsible for transactions, governance, integration of acquisitions and cross-organizational issues. From 1998 to 2000, Mr. Heitz was Corporate Treasurer of Microsoft and managed all capital markets, global cash management, foreign exchange, corporate finance, and credit and risk management activities. Prior to his role as Corporate Treasurer for Microsoft, Mr. Heitz served as Assistant Treasurer from 1994-1998 and as Director of Finance for Microsoft Southern Europe and General Manager, Business Operations, of Microsoft France from 1989 to 1994. From 1980-1989, he held various finance roles with Matra SA (now Group Lagardere), a French multinational high-tech conglomerate, including 4 years in Boston, and Vice President of Finance and Administration of Matra Systèmes from 1987 to 1989. While with UNITEC, a European subsidiary of

Envirotech Corp., he oversaw sales and marketing from 1978-1980. From 1974-1978, Mr. Heitz was an Operations Research Engineer for Air Liquide S.A. He currently serves as a Director for three private companies, Arc International S.A., Total Immersion, and Succès Europe, and as chair of the Audit Committee for Arc International. His past board memberships include Bull from 2006 to 2010, Business Objects from 2003-2008, Wavecom from 2005-2008, Xantrex from 2007-2008, and TIR Systems from 2006-2007. Mr. Heitz is on the Advisory Boards for the Stanford Technology Venture Program and two technology funds. In addition, he is a member of the Board of Trustees of the Overlake School and the Seattle Symphony Orchestra, where he also serves as President of the Seattle Symphony Foundation.

Mr. Heitz's significant experience in finance, accounting and other financial matters makes him qualified to understand our business, our competitors and our opportunities. In addition, Mr. Heitz's experiences in international markets allow him to bring a global perspective to the Board. These are significant qualities that led the Nominating/Corporate Governance Committee to the conclusion that Mr. Heitz should serve as a director of Ciber.

James C. Spira

Mr. Spira has been a Director since March 2002. In 2012, he served on the Board's Compensation Committee and as Chairman of the Nominating/Corporate Governance Committee and he has been reappointed to serve in the same capacities in 2013. He previously served as a Director of our Company from September 1994 until October 1998. Mr. Spira has over 40 years of management consulting experience and he brings his widely regarded expertise in developing and implementing winning competitive strategies and career-long focus on profit improvement to his membership on our Board of Directors. He currently serves as Chair of Spira and Company, a privately-held management consulting firm specializing in corporate strategy, and as non-executive Chair of Point to Point, a privately-held marketing and communications firm. From 2008 to 2012, he served as non-executive Chair of enlight Advisors, LLC, a Cleveland, Ohio privately-held management consulting firm specializing in corporate strategy. From July 2003 until September 2008, Mr. Spira served as non-executive Chairman of the board of Brulant, Inc., a Cleveland, Ohio privately-held information services firm. He also served as a director of Brulant from 1997 to 2008. Mr. Spira was the President and Chief Operating Officer of American Greetings Corporation (NYSE: AM) from 2001 until his retirement in July 2003. From 1995 to 2001, he was the managing partner of Diamond Technology Partners, Inc., a Chicago, Illinois-based management consulting firm providing program management services to design and deploy technology-enabled business strategies. Previously, from 1974 to 1991, Mr. Spira was Co-founder, President, and Chief Executive Officer of Cleveland Consulting Associates, an operations and systems management consulting firm that conducts business with multi-national companies. In 2005, he joined the board of Dealer Tire LLC, a private company that helps original equipment automobile manufacturers design, implement, and manage tire programs for their dealerships. In 2011, Mr. Spira became Director Emeritus for Dealer Tire LLC. From June 2004 to May 2011, Mr. Spira served on the board, and as a member of the audit and compensation committees, of Jackson-Hewitt, Inc. (formerly NYSE: JTX).

Mr. Spira's management consulting experience in addition to his experience as a senior executive officer make him qualified to understand our business, our competitors, and our opportunities. These are significant qualities that led the Nominating/Corporate Governance Committee to the conclusion that Mr. Spira should serve as a director of Ciber.

Bobby G. Stevenson

Mr. Stevenson is a founder of the Company and has been serving as a Director since 1974. He served as Chairman from 1994 to 2010. Mr. Stevenson has served as a member of the Board's Audit Committee since 2012. He was a key figure in Ciber's formation and the ensuing growth of the Company. Mr. Stevenson continues to utilize his long-term management experience with the Company and his extensive knowledge of the IT industry in his role on our Board of Directors. He served as Vice President in charge of recruiting and management of the Company's technical staff from 1974 until November 1977, when he became Chief Executive Officer. As Chief Executive Officer from 1977 to 1998, he was responsible for all of our operations.

Mr. Stevenson's insights and perspectives as a founder of the Company and our prior Chief Executive Officer make him qualified to understand our business, our competitors and our opportunities. These are significant qualities that led the Nominating/Corporate Governance Committee to the conclusion that Mr. Stevenson should serve as a director of Ciber.

Class II Directors

Michael Boustridge

Mr. Boustridge was appointed to the Board of Directors in March 2012 and serves on the Board's Compensation and Nominating/Corporate Governance Committees. He brings to our Board of Directors his extensive global experience in IT services and his proven track record of strategic planning in successful service delivery and operational results for global companies. He is currently providing consulting services. From 2006 to 2011, Mr. Boustridge served as President of British Telecom ("BT") Global Services Multi-National Corporations, where he had responsibility for all aspects of BT's operations and performance for the global multi-national corporations, including BT Professional Services and BT Global Financial Services sector. He held various positions with BT, including President of the America, Canada, and Asia Pacific Divisions. Prior to joining BT, Mr. Boustridge served as Chief Sales and Chief Marketing Officer at Electronic Data Systems, LLC, which he joined in 1996 from Hitachi Data Systems. He currently serves on the Board of Directors and the Compensation Committee for Riverbed Technology, Inc. (NASDAQ: RVBD), a publicly-traded technology company that specializes in improving the performance of networks and networked applications. Mr. Boustridge is on the Advisory Board of Any Presence, Inc., a privately-held cloud-based mobile platform company. He serves on the boards of two private companies, Contact Solutions, LLC and Cyan. He is also a member of the Board of Trustees of the XPRIZE Foundation, an educational nonprofit organization with the mission to bring about radical breakthroughs for the benefit of humanity, to inspire industries and to revitalize markets.

Mr. Boustridge's international experience allows him to bring a global perspective to the Board. This together with his experience as a senior executive officer in the technology industry are significant qualities that led the Nominating/Corporate Governance Committee to the conclusion that Mr. Boustridge should serve as a director of Ciber.

Stephen S. Kurtz

Mr. Kurtz has been a Director since his election to the Board in December 2007. In 2012, he served as a member of the Compensation Committee and as Chairman of the Audit Committee. In 2013, he serves as Chairman of the Compensation Committee and as a member of the Board's Audit Committee. For over 30 years, Mr. Kurtz has provided professional services in accounting and finance, bringing depth to our Board as well as our Audit and Compensation Committees. His professional experience includes negotiation, structuring, and tax planning for mergers, acquisitions, joint ventures, and leveraged buyouts and this extensive financial experience is a valuable asset to our Board. Mr. Kurtz is a Co-Managing Member of Mankwitz Kurtz Investments, LLC, a Denver-based private equity firm, which he formed in 2001. In 2008, Mr. Kurtz formed Kurtz Financial, LLC, a consulting firm specializing in restructuring, turnarounds, and mergers and acquisitions advisory services. From 1978 to 2001, he was President of the CPA firm of Shenkin Kurtz Baker & Co. Mr. Kurtz is a certified public accountant. From 1995 to 2010, he was a member of the board and chairman of the audit and finance committees of HCA-HealthOne in Denver and is currently a member of the community board of Wells Fargo Colorado, N.A. (NYSE: WFC). Since November 2009, Mr. Kurtz has also been a member of the board, member of the governance committee, and the chairman of the audit committee of Pembrook Mining Corp., a privately-held, Canadian-based international mining company. In 2012, Mr. Kurtz began serving as a board member and as chair of the Audit Committee of LaSalle Mining Corp., a privately-held, Canadian based mining company. He became CEO of MuscleSound, LLC in 2012, a health-IT services company headquartered in Denver, Colorado.

Mr. Kurtz's significant experience in finance, accounting, and other financial matters makes him qualified to understand our business, our competitors, and our opportunities. These are significant qualities that led the Nominating/Corporate Governance Committee to the conclusion that Mr. Kurtz should serve as a director of Ciber.

Kurt J. Lauk, PhD

Dr. Lauk was appointed to the Board in November 2010. He served as a member of the Board's Audit and Nominating/Corporate Governance Committees in 2012 and has been renominated to serve as a member of these committees in 2013. Dr. Lauk brings vast international business experience in finance, sales, and marketing to Ciber's Board. Dr. Lauk's global expertise supports the Board's efforts in overseeing Ciber's strategy to expand our operations on a global level. Dr. Lauk is an executive officer of Globe CP GmbH and serves as a Trustee of the International Institute for Strategic Studies in London. He is an honorary professor with a chair for International Business Strategy at the European Business School in Reichartshausen and was a lecturer in Global Management at the Stanford University Graduate School of Business. Dr. Lauk serves as the Chairman of the Economic Council to the Christian Democratic Party in Berlin, Germany, an independent business organization. Since 2004, Dr. Lauk has been a special advisor to Silver Lake Partners, a leader in private investments in technology and technology-enabled industries. From March 2007 until October 2010, Dr. Lauk was a member of the board of The Innovation Group plc, U.K. (LSE: TIG), where he was a member of the Nomination Committee. Dr. Lauk was a Member of the Board of Management of Daimler-Chrysler from 1996 to 1999. During his tenure at Daimler-Chrysler, Dr. Lauk held senior management roles in, and was responsible for, the global Commercial Vehicle Division. Prior to joining DaimlerChrysler, he held the position of Chief Financial Officer and Chief Controller of VEBA AG (today E.on AG) (Pink Sheets: EONGY and Frankfurt Stock Exchange: EOAN), Germany's largest publicly-listed energy conglomerate, where he served as a Member of its Board of Management with IT responsibilities. Prior to that, Dr. Lauk was Deputy Chairman and Chief Financial Officer of Audi AG (Frankfurt Stock Exchange: Audi AG), where he also handled marketing for the Audi brand. He also served as Vice President and Director of The Boston Consulting Group Inc., in Munich and Boston, respectively, where his practice focused on technology and manufacturing businesses. Dr. Lauk currently serves as a Non-Executive Director and on the audit committee for Magna International, Inc. (NYSE: MGA). He also presently serves on several supervisory boards and on selected advisory councils. He has previously served on several commissions, both on the federal and state level in Germany.

Dr. Lauk's international experience in finance, sales and marketing makes him qualified to understand our business, our competitors and our opportunities. These are significant qualities that led the Nominating/Corporate Governance Committee to the conclusion that Dr. Lauk should serve as a director of Ciber.

Class III Directors

Paul A. Jacobs

Mr. Jacobs became the Chairman of our Board of Directors in April 2010 and effectively guided the Board through the management transition that occurred in 2010 and 2011. He also serves on our Audit and Nominating/Corporate Governance Committees. Mr. Jacobs has been a Director since February 2005. Mr. Jacobs was a founding member of the law firm of Jacobs Chase LLC, a Denver law firm formed in 1995. In 2011, Jacobs Chase LLC ceased operations as a law firm and substantially all of its lawyers moved to Husch Blackwell LLP, where Mr. Jacobs is Of Counsel. Mr. Jacobs brings to our Board and his Chairmanship more than 40 years of comprehensive legal experience in representing a variety of businesses and entrepreneurs in corporate finance, mergers and acquisitions, business planning, and real estate. Mr. Jacobs was the driving force behind Denver's 1990 Major League Baseball Expansion bid and served as Executive Vice President and General Counsel of the Colorado Rockies from the inception of the franchise in 1991 through February 1995. Prior to that, Mr. Jacobs practiced at the Denver law firm of Holme Roberts & Owen (which merged with Bryan Cave LLP in December 2011) for 24 years, where he served on the Executive Committee for more than 10 years. Mr. Jacobs is currently a Director of The Colorado Sports Hall of Fame.

Mr. Jacobs' legal experience in corporate finance and mergers and acquisitions and with other financial matters makes him qualified to understand our business, our competitors, and our opportunities. These are significant qualities that led the Nominating/Corporate Governance Committee to the conclusion that Mr. Jacobs should serve as a director of Ciber.

Archibald J. McGill

Mr. McGill has been a Director since September 1998. In 2012, he served on the Board's Compensation and Nominating/Corporate Governance Committees and has been reappointed to serve on these committees in 2013. As a long-standing member of Ciber's Board of Directors, Mr. McGill brings extensive knowledge of the Company's history and continuity to his membership on the Board and his service on the Board Committees. Mr. McGill also represents extensive experience in business to business sales and marketing, venture capital acquisition, and large business management. He provides our Board with senior leadership, strategic, and technology industry experience from his service in executive capacities at IBM (NYSE: IBM) and AT&T (NYSE: T) and as President of Rothschild Venture Capital. From 1985 to the present, Mr. McGill has been the President of Chardonnay, Inc., a venture capital investment company.

Mr. McGill's extensive sales and marketing experience and leadership skills led the Nominating/Corporate Governance Committee to the conclusion that Mr. McGill should serve as a director of Ciber.

David C. Peterschmidt

Mr. Peterschmidt joined us as President, Chief Executive Officer, and Director in July 2010. Mr. Peterschmidt brings his considerable management experience in information technology services and products to our leadership team and his membership on our Board of Directors. In addition to his extensive business leadership in U.S. IT companies, he has global business experience and has managed public companies through a wide range of environments. Prior to joining Ciber, Mr. Peterschmidt was Co-Founder and Managing Director of 280 Capital Partners, a private equity firm focused on lower mid-market technology companies. From 2004 to 2007, he was the President, Chief Executive Officer and Director of Openwave Systems, Inc. Mr. Peterschmidt currently serves as a non-executive Director of Limelight Networks, Inc. (NASDAQ (GM): LLNW), where he is a member of the audit, nominating, and governance, and compensation committees. From November 2007 to July 2011, he served as a non-executive Director of SAVVIS, Inc. (now a CentryLink Company) and as a member of the compensation committee, and from September 2009 to November 2009, he served as a non-executive Director of BackOffice Associates, LLC. From 2003 to 2004, he was the Co-Chairman and Chief Executive Officer of Securify, Inc., which was acquired by Secure Computing in 2008, and from 1996 to 2003, he was the Chairman, President, and Chief Executive Officer of Inktomi Corporation, which was acquired by Yahoo! in 2003. Before 1996, he served in executive positions with Sybase, Inc. and as an officer in the United States Air Force from 1969 to 1979.

Mr. Peterschmidt's international business experience and management skills led the Nominating/Corporate Governance Committee to the conclusion that Mr. Peterschmidt should serve as a director of Ciber.

Director Selection Process

We believe that our directors must bring the skill mix and experience necessary to perform the Board of Directors' oversight function effectively. Prospective Board members are identified by a combination of methods, including use of search firms, studying other boards, word-of-mouth in industry circles, inquiries of outside professionals, and recommendations made to us. Although, we do not have a formal policy with regard to the consideration of diversity when considering candidates for director, our Nominating/Corporate Governance Committee looks at the entirety of our Board and seeks to add skills and experience that complement other members of the Board, rather than director nominees who may represent a particular constituency. We value, encourage, and draw upon diverse viewpoints, believing that they add perspective and creativity to our discussion of business issues and challenges. The Committee considers a number of factors including, but not limited to, the following:

  •
  experience in marketing and sales;
  •
  experience as a chief executive, chief operating or chief financial officer;
  •
  knowledge of our industry;
  •
  experience with finance, accounting, internal audit and other financial matters;
  •
  respect for the fiduciary responsibilities of directors to shareholders;
  •
  leadership skills;
  •
  demonstration of sound business judgment;
  •
  global perspective and experience;
  •
  interpersonal effectiveness;
  •
  personal integrity;
  •
  experience with acquisitions; and
  •
  the number of other boards and committees on which a candidate serves.

When the Nominating/Corporate Governance Committee is recruiting Board members to serve on a designated committee, the Committee also takes into account skills and experience specific to that committee. For example, our objective is to recruit Audit Committee members who are financial experts or financially literate.

Director Compensation

Our Board of Directors periodically reviews and establishes the compensation of our non-employee directors based on recommendations from the Compensation Committee. In setting director compensation, we review, among other things, director compensation surveys in publications for boards of directors and the publicly-available data of our compensation peer group (see "Compensation Discussion and Analysis" below for a detailed discussion of our compensation peer group).

The following table sets forth the components of the non-employee director compensation program that were in effect for 2012:

2012 Non-Employee Director Compensation	Annual Cash Retainer— Board Membership and Committee Chairmanships ($)	Annual Cash Retainer— Committee Memberships ($)	Value of Initial RSU Awards for New Directors Upon Election or Appointment to the Board of Directors ($)	Value of Annual RSU Awards ($)
All Non-Employee Directors of the Board	50,000	—	100,000	60,000
Chairman of the Board	60,000	—	—	—
Audit Committee	30,000	15,000	—	—
Compensation Committee	20,000	10,000	—	—
Nominating/Corporate Governance Committee	10,000	5,000	—	—

The initial RSU awards vest in equal quarterly installments over a period of three years. The annual RSU awards vest in equal quarterly installments over a period of one year. Employee directors receive no additional compensation for serving on our Board of Directors. All equity awards were made under our Incentive Plan.

Stock Ownership and Retention Policy.    Each of our non-employee directors is required to own shares of the Company's common stock with a minimum value of $100,000. Non-employee directors who were serving on our Board as of February 23, 2010, had three years from February 2010 to meet this stock ownership requirement. As of February 2013, all non-employee directors subject to that three-year requirement have met the target for stock ownership. A non-employee director elected or appointed after February 23, 2010, has three years from the date of his or her initial election or appointment to our Board of Directors to meet this stock ownership requirement. In addition, all non-employee directors are also required to hold at least 50% of any shares of our common stock acquired upon the vesting of any stock awards or exercise of stock options through the non-employee director compensation program for at least a six-month period after such vesting or exercise.

Other Benefits.    We reimburse our non-employee directors for travel and lodging expenses incurred in connection with their attendance at Board and shareholders' meetings and at other Company-sponsored events. We also make health care insurance and long-term care insurance available to our non-employee directors and/or their spouses, in which the non-employee directors may participate at their option. The cost to us of long-term care insurance depends upon the age of the director and/or spouse electing to participate. Except as set forth below for Mr. Stevenson (see the notes to the "2012 Director Compensation Table" below), our non-employee directors receive no other perquisites or other personal benefits.

2012 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)(3)	Option Awards ($)(3)	All Other Compensation ($)		Total ($)
Paul A. Jacobs	130,000		60,000	—	4,346	(4)	194,346
Michael Boustridge	42,500	(5)	100,000	—	—		142,500
Jean-Francois Heitz	80,000		60,000	—	—		140,000
Stephen S. Kurtz	92,500		60,000	—	9,915	(6)	162,415
Kurt J. Lauk	68,750		60,000	—	—		128,750
Archibald J. McGill	67,500		60,000	—	11,446	(7)	138,946
James C. Spira	70,000		60,000	—	4,244	(8)	134,244
Bobby G. Stevenson	61,250		60,000	—	97,112	(9)	218,362
(1)
The amounts reported in this column represent all cash paid in 2012 for the annual retainers, chairmanship of our Board of Directors, and chairmanship and membership of the Audit, Compensation, and Nominating/Corporate Governance Committees, as follows:

Name	Annual Retainer ($)	Board or Committee Chairmanships ($)	Committee Memberships ($)	Total ($)
Paul A. Jacobs	50,000	60,000	20,000	130,000
Michael Boustridge(5)	37,500	—	5,000	42,500
Jean-Francois Heitz	50,000	15,000	15,000	80,000
Stephen S. Kurtz	50,000	35,000	7,500	92,500
Kurt J. Lauk	50,000	—	18,750	68,750
Archibald J. McGill	50,000	—	17,500	67,500
James C. Spira	50,000	10,000	10,000	70,000
Bobby G. Stevenson	50,000	—	11,250	61,250
(2)
Except as noted in the following sentence, the amounts reported in this column represent the grant date fair value of the shares of our common stock subject to the annual RSU awards granted in 2012. The amount reported in this column for Mr. Boustridge represents the grant date fair value of the initial RSU award granted upon his appointment to our Board of Directors on

  March 15, 2012. The grant date fair values of these RSU awards were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC Topic 718").

(3)
We did not grant any options to purchase shares of our common stock to our non-employee directors in 2012. The aggregate number of vested and outstanding stock options and unvested RSU awards held by each of our non-employee directors as of December 31, 2012, was as follows:

Name	Options	RSUs
Paul A. Jacobs	40,000	3,521
Michael Boustridge(5)	—	16,930
Jean-Francois Heitz	—	13,210
Stephen S. Kurtz	30,000	3,521
Kurt J. Lauk	—	13,353
Archibald J. McGill	35,000	3,521
James C. Spira	34,000	3,521
Bobby G. Stevenson	30,000	3,521
(4)
Premiums for long-term care insurance for Mr. Jacobs.

(5)
Mr. Boustridge was appointed to our Board of Directors on March 15, 2012, resulting in the proration of his annual retainer and other board fees for 2012.

(6)
Premiums for long-term care insurance in the amount of $2,393 and health care insurance in the amount of $7,522.

(7)
Premiums for long-term care insurance in the amount of $3,924 and health care insurance in the amount of $7,522.

(8)
Premiums for long-term care insurance for Mr. Spira.

(9)
This amount reported includes the value of insurance premiums and other benefits provided to Mr. Stevenson pursuant to an agreement with the Company entered into when he resigned as Chairman of our Board of Directors on April 11, 2010. In connection with the change in his role, our Board of Directors approved certain perquisites and other benefits for Mr. Stevenson in recognition of his status as the Company's Founder, which are conditioned upon his compliance with certain restrictions. Such perquisites and other personal benefits, which are reported in the "All Other Compensation" column of the 2012 Director Compensation Table are as follows:

•
office space through July 31, 2016 (2012 value $22,613);
•
administrative support through December 31, 2013 (2012 value $44,838);
•
health care insurance for Mr. Stevenson and his spouse, while he is a member of our Board of Directors (2012 value $7,522);
•
payment of the remaining premiums on the long-term care insurance covering Mr. Stevenson's spouse (2012 value $5,139); and
•
payment of Mr. Stevenson's membership dues at Castle Pines Golf Club for 2011, 2012, and 2013, and payment of the membership dues and fees at Glenmoor Country Club through the shorter of the period of time ending in the 2013 membership year or when dues are no longer payable under the terms of Mr. Stevenson's membership (2012 value $17,000).

In addition, we have agreed to continue paying health care insurance for Mr. Stevenson and his spouse for three years after he ceases to be a member of our Board of Directors, subject to certain limitations. In addition, Mr. Stevenson will be eligible to participate in the Company's health care insurance plan for a period of ten years after the three year period previously noted for Mr. Stevenson and his spouse, to the extent permitted under the Company's insurance plans, and subject to his reimbursement of the net cost of such insurance to the Company.

 Executive Officers

Name	Age	Position	Officer Since
David C. Peterschmidt	64	President, Chief Executive Officer, and Director	2010
Claude J. Pumilia	45	Executive Vice President, Chief Financial Officer, and Treasurer	2011
Richard Genovese	58	Executive Vice President and Chief Operating Officer	2011
Anthony Fogel	48	Senior Vice President and Chief Human Resources Officer	2012
Robert Bruce Douglas	44	Senior Vice President and General Manager, North America	2012

Claude J. Pumilia

Mr. Pumilia joined us as Executive Vice President, Chief Financial Officer, and Treasurer in April 2011. He brings broad experience in mergers and acquisitions, capital market transactions, and strategy development to our leadership team. Prior to joining Ciber, Mr. Pumilia was the first Chief Financial Officer for the City and County of Denver from 2007 to 2011. Prior to that, Mr. Pumilia was Senior Vice President and a member of the Senior Leadership Team of CA, Inc. (NASDAQ: CA, formerly Computer Associates) where he had direct responsibility for the sales finance team and the international controllership. Prior to CA, Mr. Pumilia was Vice President of Finance for two divisions of Hewlett-Packard Company ("HP") (NYSE: HPQ) where he served in divisional CFO roles for HP's Imaging and Printing Group. Before joining HP, Mr. Pumilia held various management positions with Compaq Computer Corporation. Prior to Compaq, he was Chief Financial Officer and Vice President of Business Development for Emerging.com, an internet startup company providing eCommerce consulting services. Mr. Pumilia's experience also includes positions with McKinsey & Company performing strategic and valuation assignments, with Baker & Botts, LLP, representing private and public corporate clients in business transactions, and with Accenture (formerly Andersen Consulting), advising financial and energy clients.

Richard Genovese

Mr. Genovese became Executive Vice President and Chief Operating Officer in February 2012 with responsibility for our North America and International operations, including India. He joined Ciber in September 2011 as Executive Vice President of Ciber North America with responsibility for leading the North American operations, overseeing all business processes, including strategy, sales, solutions, client relationships, delivery, and financial performance. Mr. Genovese brings to Ciber over 30 years of business development and senior operating leadership experience with IT consulting and services businesses, including IBM Global Services (NYSE: IBM), Price Waterhouse Coopers ("PWC"), and Electronic Data Systems (NASDAQ: EDS). While with IBM, Mr. Genovese held several management positions. Most recently, he served as General Manager of Application Services for the Americas. His other positions with IBM included General Manager of the IBM Business Process Outsourcing Practice for the Americas and Managing Partner of the Communications Consulting Sector for IBM Global Business Services. Prior to joining IBM, Mr. Genovese was a partner with PWC from 1982 to 2002. At the time of IBM's acquisition of PWC Consulting, he was the Managing Partner of Business Process Outsourcing for the Americas and was responsible for the profit and loss operations for all vertical and horizontal business units. While with PWC, Mr. Genovese also acted as Managing Partner for the Global Energy Consulting Practice. Previously, he was a principal with EDS where he served as a systems engineer and oversaw IT development for healthcare clients.

Anthony Fogel

Mr. Fogel joined Ciber as the Senior Vice President and Chief Human Resources Officer in 2012 with more than 20 years of human resource and business experience in technology, consumer products, and financial services. Prior to Ciber, Mr. Fogel was the Chief Human Resource Officer at Level 3 Communications, a global communications services company. Before joining Level 3, he served as Executive Vice President of Human Resources and Administration at Care One, an integrated senior care company. Mr. Fogel spent seven years at Lehman Brothers, during which time he was a Managing Director and the Global Head of Human Resources for Asset Management, Private Equity, and Private Banking, a position to which he transitioned from his previous role as the European and Middle Eastern Head of Human Resources. He also worked for Morgan Stanley, in both New York and London, and for Marathon Asset Management. Mr. Fogel began his career at PepsiCo.

Robert Bruce Douglas

Mr. Douglas was named Senior Vice President and General Manager of the North America division in February 2012. He has responsibility for more than 3,000 consultants in the U.S. and Canada. Previously, Mr. Douglas was head of sales and business development for Ciber in North America, with oversight of sales, strategic accounts, sales operations, support, alliances, and Ciber's vertical industry approach to the North American marketplace. He joined Ciber in 2011 from Oracle, where he was vice president of advanced customer support. He came to Oracle through its acquisition of Sun Microsystems, Inc., where he served as vice president of global professional services. Mr. Douglas joined Sun in 2006 when it acquired Neogent, an identity and access management services automation company that he co-founded and led as president and CEO. Before founding Neogent, Mr. Douglas worked with a number of companies in the technology space, including The Fourth Tier, an emerging customer relationship company that was sold to Keane, Inc. in 1997. Since January 2010, he has served on the board of 3--SHARE Corporation, a privately-held company that implements Adobe solutions.

Part 4—Corporate Governance Practices

Board Meetings

The Board met ten times in 2012 in regularly scheduled quarterly and special meetings. Each director participated either in person or by telephone conference in at least 75% of all 2012 Board meetings and committee meetings (of which such director was a member). Each director attended the Annual Meeting of Shareholders in 2012 and each director is expected to attend the Annual Meeting this year.

Board Committees

The Board has three standing committees: Audit, Compensation, and Nominating/Corporate Governance. Membership in those committees for 2012 and 2013 is set forth below.

2012 COMMITTEE MEMBERSHIP
Director	Audit	Compensation	Nominating/ Corporate Governance
David C. Peterschmidt	—	—	—
Michael Boustridge	—	✓	—
Paul A. Jacobs	✓	—	✓
Jean-Francois Heitz	✓	Chair	—
Stephen S. Kurtz	Chair	✓	—
Kurt J. Lauk	✓	—	✓
Archibald J. McGill	—	✓	✓
James C. Spira	—	✓	Chair
Bobby G. Stevenson	✓	—	—

2013 COMMITTEE MEMBERSHIP
Director	Audit	Compensation	Nominating/ Corporate Governance
David C. Peterschmidt	—	—	—
Michael Boustridge	—	✓	✓
Paul A. Jacobs	✓	—	✓
Jean-Francois Heitz	Chair	✓	—
Stephen S. Kurtz	✓	Chair	—
Kurt J. Lauk	✓	—	✓
Archibald J. McGill	—	✓	✓
James C. Spira	—	✓	Chair
Bobby G. Stevenson	✓	—	—

Audit Committee

The principal responsibilities of the Audit Committee are: (1) engaging and overseeing the work of the independent auditor, including the execution of the engagement letter and review of the audit plan; (2) reviewing the independence, internal quality control procedures and performance of the independent auditors and the qualifications of the key audit partner and audit managers; (3) overseeing the documentation, evaluation and testing of our system of internal controls; (4) establishing our policy on provision of non-audit services; (5) pre-approving all audit and permitted non-audit services provided to us; (6) establishing the Committee's procedure for receiving and reviewing complaints regarding accounting, internal controls and auditing matters; (7) discussing policies and guidelines with respect to financial risk exposure and management; (8) receiving reports from the auditor and reviewing with the auditor critical accounting policies and practices, alternative treatments of financial information that have been discussed with management and the effectiveness of internal controls and any material written communications between the auditor and our management; (9) reviewing Management's Discussion and Analysis and our annual audited financial statements and periodic reports that include financial statements prior to filing or distribution; (10) discussing, generally, all financial disclosures including financial media releases as well as financial information and earnings guidance provided to analysts and rating agencies; (11) reviewing and approving any related party transactions pursuant to our Related Party Transaction Policy; (12) determining and approving the compensation of the independent auditor; (13) discussing policies with respect to risk assessment and risk management; and (14) reporting to the Board with respect to their actions.

The Audit Committee met nine times during 2012.

The Audit Committee Charter is available for review on our website at www.ciber.com under "Corporate Governance."

The Board has determined that Mr. Kurtz, Mr. Heitz, and Dr. Lauk each qualify as an "audit committee financial expert" pursuant to Item 407(d) of Regulation S-K. The Board has also determined that each of the other members of the Audit Committee is financially literate consistent with the requirements of the NYSE. All of the members of the Audit Committee are independent within the meaning of the listing standards of the NYSE and our Corporate Governance Principles.

Compensation Committee

The principal responsibilities of the Compensation Committee are: (1) to define our philosophy, policies and procedures regarding executive compensation; (2) to administer and approve awards under our Incentive Plan and to administer our Employee Stock Purchase Plan; (3) to review the performance of the Chief Executive Officer, Chief Financial Officer, and the other executive officers (see "Compensation Discussion and Analysis," below); (4) to approve the annual base salary, cash incentive compensation, and equity compensation for our executive officers; (5) to make recommendations regarding non-employee director compensation; and (6) to review the Compensation Discussion and Analysis and recommend its inclusion in the 2012 Annual Report on Form 10-K and the proxy statement for the 2013 Annual Meeting of Shareholders.

The Compensation Committee met six times during 2012.

The Compensation Committee Charter is available for review on our website at www.ciber.com under "Corporate Governance."

All of the members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE and our Corporate Governance Principles.

Nominating/Corporate Governance Committee

The principal responsibilities of the Nominating/Corporate Governance Committee are to identify and nominate qualified individuals to serve as members of the Board, or to nominate candidates to fill such other positions as may be deemed necessary and advisable by the Board. In addition, the Nominating/Corporate Governance Committee is responsible for establishing our Corporate Governance Principles and our Code of Business Conduct and Ethics as well as evaluating the Board and its processes.

The Nominating/Corporate Governance Committee met three times in 2012.

The Nominating/Corporate Governance Committee's Charter can be found at www.ciber.com under "Corporate Governance."

All of the members of the Nominating/Corporate Governance Committee are independent within the meaning of the listing standards of the NYSE and our Corporate Governance Principles.

Corporate Governance

We have had informal governance standards in place since our inception in 1974 that have evolved to accommodate our growth over the years and our subsequent changing governance practices. Our Board has adopted formal Corporate Governance Principles to address matters of corporate governance including, but not limited to, Board composition and leadership, Board member qualifications, compensation, tenure, succession, Board organization, term and age limits, service on additional public company committees, and Board committee operation and responsibilities. Board members are also subject to the requirements of Ciber's Code of Business Conduct and Ethics which includes, among other things, a conflict of interest policy. In addition, in November 2006, the Board adopted a policy with respect to related party transactions, as discussed in more detail above. The Corporate Governance Principles, Code of Business Conduct and Ethics, and Related Party Transaction Policy can be found on our website at www.ciber.com under "Corporate Governance," or you may request a copy by writing to us at Ciber, Inc., Attention: Investor Relations, 6363 South Fiddler's Green Circle, Suite 1400, Greenwood Village, Colorado 80111.

Director Independence

At least a majority of the members of the Board and all members of the Board's Audit, Compensation, and Nominating/Corporate Governance Committees must be independent for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange ("NYSE"). Upon applying the Company's standards for "independence" as set forth in our Corporate Governance Principles (provided on our website at www.ciber.com under "Corporate Governance") and, after reviewing additional relevant facts and circumstances, including any related party transactions, the Board has determined that each of the following directors is independent and has or had no material relationship with the Company that would impair his independence: Messrs. Boustridge, Heitz, Jacobs, Kurtz, McGill, Spira and Stevenson and Dr. Lauk.

Board Leadership Structure

The positions of Chief Executive Officer and Chairman of the Board of Directors are separated at Ciber. In our Board's opinion, such separation allows for more objective evaluation of our CEO's performance as well as broader distribution of information leading to more effective monitoring of our operations and business strategies.

Role of the Board in Risk Oversight

While our entire Board is accountable for and involved in risk oversight, our directors have elected to assign primary responsibility for risk oversight to the Audit Committee. The Audit Committee periodically reviews the risk management processes designed and implemented by the Company and receives reports from Company management to ensure that their approach is consistent with our corporate strategies and that there is an appropriate culture of risk awareness and assessment in decision making. At the same time, the Audit Committee recognizes that other Board committees, such as our Compensation Committee, have expertise in areas of risk oversight specific to their duties and responsibilities and therefore the Audit Committee delegates specific aspects of risk oversight to the other committees. Each committee periodically reports key risk oversight findings back to the full Board, so that the risk oversight activities are coordinated and consistent with our overall risk management processes. The full Board can then monitor risk taking across the organization and ensure that appropriate risk taking is aligned with and incorporated into our strategic planning process.

 Meetings of Independent Directors

Our non-management directors meet regularly in executive session without management. The executive sessions are chaired by our Chairman of the Board. The executive sessions of our non-management directors are held in conjunction with each regularly scheduled Board meeting.

Communicating with the Board

Any shareholder or other interested party who wishes to contact our Chairman of the Board, our non-management Directors, our independent Directors, or any individual director, may do so by writing to our Chairman at: Ciber, Inc., Attn: Paul Jacobs, Chairman of the Board, 6363 South Fiddler's Green Circle, Suite 1400, Greenwood Village, Colorado 80111. Any communication that raises concerns regarding our internal controls or financial disclosures will immediately be referred to our Audit Committee.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics is applied consistently to all employees and has been a prominent part of the Employee Handbook for several years. The Board of Directors' adopted Code of Business Conduct and Ethics applies to all employees and includes specific requirements for executives and senior financial officers with respect to the ethical standards and obligations relevant to accounting and financial reporting. The Code of Business Conduct and Ethics contains procedures for reporting suspected violations of the Code of Business Conduct and Ethics and references the Audit Committee procedure for the reporting of questionable accounting and auditing matters or other concerns about accounting and auditing matters. A copy of the Code of Business Conduct and Ethics, as well as the Audit Committee Procedures for reporting concerns about accounting or auditing matters, can be found on our website at www.ciber.com under "Corporate Governance," or you may request a copy by writing to us at Ciber, Inc., 6363 South Fiddler's Green Circle, Suite 1400, Greenwood Village, Colorado 80111.

If the Board grants a waiver from the Code of Business Conduct and Ethics for any executive officer or Director, the nature of the waiver will be disclosed on our website, in a media release, or in a current report on Form 8-K.

Certain Relationships and Related Person Transactions

Our Board has adopted a written policy that requires the Audit Committee to review any financial transactions, arrangements, or relationships that exceed $120,000 in which Ciber is a participant and a related party (as defined in Rule 404(b) of Regulation S-K under the Securities Exchange Act) has a direct or indirect interest. Audit Committee approval of any related party transaction will depend upon whether or not the transaction is fair and beneficial to Ciber and its shareholders. Our Related Party Transaction Policy and the conflict of interest provision contained in our Code of Business Conduct and Ethics further describe our policies relating to relationships and related party transactions. The Audit Committee was not presented with any proposed related party transactions during 2012.

Part 5—Independent Registered Public Accounting Firm

Report of the Audit Committee

The following report of the Audit Committee does not constitute "soliciting material" and shall not be deemed filed or incorporated by reference into any other filing by Ciber, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.

April 8, 2012

The Audit Committee of the Board assists the Board in fulfilling its responsibilities for financial reporting compliance by reviewing the audited financial statements, reviewing the system of internal controls that management and the Board of Directors have established, and reviewing the overall audit process. The Audit Committee, in its capacity as a committee of the Board, is directly responsible for the appointment, compensation, and oversight of the independent registered public accounting firm and has:

  •
  reviewed and discussed the 2012 audited financial statements separately and jointly with management and with Ernst & Young LLP, our independent registered public accounting firm;

  •
  provided oversight and advice to management with respect to the documentation, testing, and evaluation of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations, received periodic updates provided by management and E&Y, and reviewed a report on the effectiveness of our internal control over financial reporting;

  •
  discussed with E&Y the matters required by the Statement on Auditing Standards No. 114, "Codification of Statements on Auditing Standards," AU Section 380, as modified or supplemented by the Auditing Standards Board of the American Institute of Certified Public Accountants or the Public Company Accounting Oversight Board ("PCAOB");

  •
  received the written disclosures and the letter from E&Y required by applicable requirements of the PCAOB for independent auditor communications with the Audit Committee, as the same may be modified or supplemented, and has discussed with E&Y its independence; and

  •
  considered whether the auditor's provision of non-audit services is compatible with independence and concluded that the services rendered by E&Y are compatible with maintaining the principal accountant's independence.

Based upon this review and the discussions referred to above, the Audit Committee has recommended to the Board that the audited financial statements be included in our 2012 Annual Report on Form 10-K and that this report be included in the proxy statement for our 2013 Annual Meeting of Shareholders.

Submitted by the Members of the Audit Committee:

    Jean-Francois Heitz, Chairman
    Paul A. Jacobs
    Stephen S. Kurtz
    Kurt J. Lauk
    Bobby G. Stevenson

 Auditor Fees and Services

The following table presents fees for professional services rendered by Ernst & Young LLP during fiscal 2011 and 2012.

	2011 ($)	2012 ($)
Audit Fees	1,457,240	1,903,639
Audit-Related Fees	46,497	77,500
Tax Fees	15,213	222,614
All Other Fees	—	—

Audit Fees.    The aggregate fees billed in each of the last two fiscal years for professional services rendered by E&Y for audit of our annual financial statements included in our Annual Reports on Form 10-K, review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q, statutory audits required internationally, consents and accounting consultations, and such other services that generally only our independent registered public accounting firm can provide.

Audit-Related Fees.    The aggregate fees billed in each of the last two fiscal years for professional services rendered by E&Y for employee benefit plan audits and certain attestation services not required by statute traditionally performed by independent registered public accounting firms.

Tax Fees.    The aggregate fees billed in each of the last two fiscal years for professional services rendered by E&Y for tax compliance, tax advice, and tax planning. The nature of the tax compliance services provided in this category includes preparation of tax returns and refund claims. Tax advisory and planning services include advice with respect to mergers, acquisitions, and dispositions or other technical advice.

All Other Fees.    The aggregate fees incurred in each of the last two fiscal years for products and services provided by E&Y, other than the services reported above. In each of the last two fiscal years, no fees were billed for services other than audit, audit-related, or tax services.

Independence of Our Registered Public Accounting Firm

The Audit Committee has considered the issue of the independence of our registered public accounting firm and concluded that the provision of services by E&Y in 2012 is consistent with maintaining the registered public accounting firm's independence.

Audit Committee Pre-Approval Policy

The Audit Committee has established pre-approval policies and procedures in compliance with 17 CFR 210.2-01(c)(7)(i) that include criteria for considering whether the provision of the services would be compatible with maintaining the independence of our independent registered public accounting firm and a process by which the Chairman of the Audit Committee may approve such audit and non-audit services with subsequent review of all pre-approved services by the full Audit Committee. The Audit Committee pre-approved all audit and non-audit services in 2012.

Part 6—Executive Compensation

Report of the Compensation Committee

April 8, 2013

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2013 Annual Meeting of Shareholders and incorporated by reference in the 2012 Annual Report on Form 10-K.

Submitted by the Members of the Compensation Committee:

    Stephen S. Kurtz, Chairman
    Jean-Francois Heitz
    Michael Boustridge
    Archibald J. McGill
    James C. Spira

Compensation Committee Interlocks and Insider Participation

During 2012, none of the members of our Compensation Committee served, or has at any time served, as an officer or employee of our company or any of our subsidiaries. In addition, none of our executive officers has served as a member of a board of directors or a compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of the Board or the Compensation Committee. Accordingly, our Compensation Committee members have no interlocking relationships required to be disclosed under SEC rules and regulations.

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides information regarding the 2012 compensation program for our principal executive officer, our principal financial officer, three executive officers (other than our principal executive officer and principal financial officer) who were employed by us at fiscal year-end and who were the most highly-compensated executive officers of the Company, and one additional executive officer who would have been included in the three most highly-compensated executive officers, but was not in an executive role at fiscal year-end. For 2012, the Company's Named Executive Officers (the "NEOs") were:

Name	Position
David C. Peterschmidt	President and Chief Executive Officer
Claude J. Pumilia	Executive Vice President, Chief Financial Officer, and Treasurer
Richard Genovese	Executive Vice President and Chief Operating Officer
Anthony Fogel	Senior Vice President and Chief Human Resources Officer
Robert Bruce Douglas	Senior Vice President and General Manager, North America
Tom van den Berg	(former) Executive Vice President—Global Accounts

Mr. Genovese was named Executive Vice President and Chief Operating Officer in February 2012. Mr. Fogel joined us and was appointed as our Senior Vice President and Chief Human Resources Officer in March 2012. Mr. Douglas was promoted to Senior Vice President and General Manager, North America in February 2012. Mr. van den Berg resigned his position as Executive Vice President, Global Accounts in February 2012, continuing as an employee without policy-making authority until December 31, 2012.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program for 2012. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices given the goals and objectives of our executive leadership, our strategic plan, and the feedback we received from shareholders at our 2012 Annual Meeting of Shareholders regarding executive compensation. The following section also analyzes how and why the Compensation Committee of our Board of Directors (the "Compensation Committee") arrived at the specific compensation decisions for our executive officers, including the NEOs, in 2012 and discusses the key factors that the Compensation Committee considered in determining NEO compensation.

Executive Summary

Business Results.    During 2012, we continued the intensive strategic transformation process that we began in 2011. These activities resulted in several key leadership changes, as well as a number of new initiatives, including (1) establishing global practices, (2) increasing global delivery, and (3) building globally saleable intellectual property. We also made progress on several additional fronts in 2012:

  •
  We strengthened our senior leadership team with industry-leading talent and streamlined and restructured our operations to achieve capital optimization.

  •
  We furthered our strategy to move into higher-value markets and drive revenue growth through the alignment of our resources with the most promising opportunities.

  •
  We developed new partnerships, grew existing partnerships, and expanded our managed services offerings to generate ongoing revenue.

  •
  Year-over-year, our selling, general, and administrative expenses for 2012 declined $14.1 million, or 6.5%, to $205.6 million, as a result of the successful implementation of our cost containment and efficiency initiatives.

  •
  We reduced our outstanding debt from $41 million in 2011 to $26 million in 2012 through a refinancing of the debt and by divesting non-core assets with the sale of our Federal and ITO divisions, thereby enabling us to focus on our core offerings.

A key aspect of our progress in 2012 was the strengthening of our executive and senior management. We hired a new Chief Human Resources Officer, assigned our Chief Operating Officer responsibility for both our North America and International divisions, and hired a new General Counsel and a new Chief Information Officer. As explained more fully below in the discussion of our short-term cash incentive awards, our CEO, CFO, and COO, as well as their teams, are subject to rigorous cash incentive compensation targets for which they will be held accountable. We also provide our executive team with long-term incentive compensation in the form of equity awards which encourages their retention because of the multi-year nature of the awards. These awards also provide potential upside in value in line with the market price of our common stock, thus aligning these awards with increases in long-term shareholder value. Additionally, to ensure further alignment to our strategic initiatives and the operational regimens, the Compensation Committee, in consultation with our CEO, has worked to realign the compensation plans for our sales and delivery employees as well as our senior management. As described below, we will be paying our employees for accomplishing and exceeding the goals of our collective organization.

Executive Compensation Highlights. As reflected by our compensation philosophy and in consideration of our business results, we set the 2012 compensation of our executive officers, including the NEOs, based on their ability to achieve annual operational objectives that further our long-term business objectives and to create sustainable long-term shareholder value in a cost-effective manner.

Consistent with our commitment to best practices in executive compensation, during 2012 we continued to maintain the following compensation policies and practices:

  •
  we have "at will" employment agreements with the NEOs, which provide for annual reviews of base salary and cash and equity incentives and with consistent post-employment compensation provisions;

  •
  our short-term cash incentive award opportunities are based on performance against key financial measures;

  •
  we do not provide tax gross-ups or other tax payments to the NEOs;

  •
  we do not provide excise tax gross-ups or other tax reimbursement payments in connection with change-in-control payments and benefits;

  •
  we do not provide "single trigger" change-in-control arrangements; and

  •
  the equity awards of our NEOs are subject to multi-year vesting requirements over a three-year period.

For 2012, the Compensation Committee took the following actions with respect to the compensation of our executive officers, including the NEOs:

  •
  we increased the base salary of our CEO by 12.5% and our CFO by 10.5% to move their total direct compensation opportunity closer to the 50th percentile of the competitive market;

  •
  we increased the base salary of Mr. Genovese from $380,000 to $480,000 in connection with his promotion to our Chief Operating Officer;

  •
  we established annual cash incentive award opportunities for senior executives to move their total direct compensation opportunities closer to the 50th percentile of the competitive market and, based on our performance in 2012, made annual cash incentive award payments averaging 63% of the target award opportunities for the NEOs;

  •
  we granted equity awards in the form of time-vested options to purchase shares of our common stock and RSU awards covering shares of our common stock, including a stock option to purchase 250,000 shares and an RSU award covering 100,000 shares to our CFO and a stock option to purchase 300,000 shares and an RSU award covering 200,000 shares to Mr. Genovese; and

  •
  we approved a compensation package for Mr. Fogel, our Senior Vice President and Chief Human Resources Officer, including a stock option to purchase 150,000 shares and an RSU award covering 75,000 shares.

Results of 2012 Shareholder Advisory Vote on Executive Compensation

At our 2012 Annual Meeting of Shareholders, our shareholders expressed their continued support of our executive compensation program by voting to approve, on an advisory (non-binding) basis, the compensation of our NEOs. More than 75% of the votes cast supported our executive compensation policies and practices. The Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions of our shareholders and considered the outcome of the advisory vote at the 2012 Annual Meeting in making compensation decisions for 2013. The Compensation Committee will continue to take into account the outcome of future shareholder advisory votes in its future deliberations on executive compensation matters. The Compensation Committee continues to believe that our executive compensation program is designed to support our Company and our business strategies, in concert with our compensation philosophy and guiding principles.

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including additional detailed information about the 2012 compensation of the NEOs.

Executive Compensation Philosophy and Objectives

We compete with many other companies to attract and retain a skilled leadership team. To meet this challenge, we have employed and continue to employ a compensation philosophy of offering our executive officers competitive compensation and benefits packages that are focused on long-term value creation and that reward them for achieving our long-term financial and strategic objectives.

In making decisions about the design and operation of our executive compensation program, the Compensation Committee continues to be guided by a philosophy with several critical elements:

  •
  we seek to provide total compensation opportunities that enable us to recruit and retain executive officers with the experience and skills to effectively manage our growth and lead us to the next stage of development;

  •
  we use compensation vehicles that are designed to establish a clear alignment between the interests of our executive officers and the interests of our shareholders;

  •
  we seek to reinforce a culture of ownership, excellence, and responsiveness; and

  •
  we seek to offer competitive and fair compensation opportunities to our executive officers.

Consistent with this overarching philosophy, the Compensation Committee seeks to achieve the following objectives in formulating our compensation policies and making compensation decisions:

  •
  create a direct and meaningful link between our business results, individual performance, and rewards;

  •
  provide for significant differentiation in compensation opportunities for performance that is below, at, and above target levels;

  •
  provide strong incentives to create a sense of urgency to promote our profitability and growth to create shareholder value and reward exceptional performance;

  •
  ensure that all executive officers have the opportunity to share in the success we create;

  •
  provide equity awards that reflect potential contributions as measured by position and expertise;

  •
  ensure that compensation plans and arrangements are simple to communicate and understandable; and

  •
  ensure that compensation plans and arrangements are flexible enough to adjust to changing economic circumstances and affordability considerations.

Compensation Program Design

As approved by the Compensation Committee for 2012, the compensation of our executive officers, including the NEOs, consisted of base salary, a short-term cash incentive award opportunity, and long-term incentive compensation in the form of time-vested options to purchase shares of our common stock and RSU awards covering shares of our common stock. Our 2012 executive compensation program was performance-driven. The design of our target total cash compensation opportunities allocated approximately 55% - 65% to base salary and approximately 35% - 45% to compensation in the form of short-term cash incentive award opportunities. The actual mix of base salary, short-term cash incentive award opportunities, and equity awards with respect to each NEO for 2012 was subject to the nature of the specific business for which each NEO was responsible and the judgment of the Compensation Committee in consultation with our CEO. We believed this mix supported our compensation philosophy and was appropriate to provide each executive officer with a competitive base salary and sufficient "at-risk" compensation to drive performance against objectives, without creating undue risk for the Company as a whole.

As described above, we awarded the NEOs options to purchase shares of our common stock and RSU awards covering shares of our common stock as our primary vehicles for providing long-term incentive compensation. We believe that these equity awards focus our executive officers on driving operating performance in a way that aligns their interests with the long-term interests of our shareholders, while our time-based vesting requirement encourages retention. At the beginning of 2012, the Compensation Committee awarded both stock options and RSU awards as part of our annual equity award program.

To avoid encouraging unnecessary or excessive risk taking, we use:

  •
  a mix of fixed (annual base salary) and variable performance-based cash compensation;

  •
  equity awards that vest over a significant period of time, thus tying an executive officer's equity compensation to our long-term success; and

  •
  above-target incentive compensation that, if earned, is paid based on the completion of full-year performance for achieving or exceeding our financial goals.

In addition, to bring consistency to our employment relationships with our senior executive officers, the Compensation Committee adopted standard "at will" employment agreements that include consistent provisions, by officer level, for any post-employment compensation payments and benefits.

Compensation Setting Process

Role of Compensation Committee.    The Compensation Committee is responsible for formulating, determining, reviewing, and modifying the compensation of our executive officers, including the NEOs, as well as the development and oversight of our compensation philosophy.

The Compensation Committee has the following responsibilities:

  •
  review and approve corporate goals and objectives relevant to the compensation of our CEO and other executive officers;

  •
  evaluate the performance of our CEO and other executive officers in light of these criteria and, based on such evaluation, review and approve the annual base salary, short-term cash incentive opportunities and awards, long-term incentive compensation (including stock options and RSU awards) and, as necessary, post-employment compensation arrangements and health and welfare benefits;

  •
  review, approve, and report to our Board of Directors with respect to our short-term incentive compensation and equity-based plans and grants of awards thereunder;

  •
  review and approve all equity compensation plans and awards pursuant to our shareholder-approved plans; and

  •
  review succession planning for our CEO and other executive officers.

The Compensation Committee's authority, duties, and responsibilities are further described in its charter, which is reviewed at least once per year so it may be revised and updated as warranted. The charter is available on our website at www.ciber.com under "Corporate Governance." As a part of its annual review and approval of the performance criteria and compensation of our executive officers, including the NEOs, the Compensation Committee meets, as necessary, in person and by conference telephone.

Role of Management.    In determining the performance criteria and compensation of our executive officers, including the NEOs, the Compensation Committee takes into account the recommendations of our CEO (except with respect to his own compensation). Typically, our CEO will make these recommendations for our executive officers based on his assessment of each executive officer's individual performance as well as his knowledge of each executive officer's job responsibilities, seniority, expected future contributions, and his evaluation of competitive market data.

Our CEO also attends meetings of our Board of Directors and the Compensation Committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation. Decisions with respect to our CEO's compensation are made by the Compensation Committee, all of the members of which are also independent members of our Board of Directors.

Role of Compensation Consultant.    The Compensation Committee is authorized to retain the services of one or more executive compensation advisors from time to time, as it determines in its discretion, in connection with the discharge of its responsibilities. During 2012, the Compensation Committee retained the services of Compensia, Inc., a national compensation consulting firm, as its compensation consultant. Compensia serves at the discretion of the Compensation Committee. Compensia was engaged to provide advice and information relating to executive officer and director compensation. In 2012, Compensia also assisted the Compensation Committee in (i) reviewing our Peer Group, (ii) analyzing executive officer compensation, (iii) reviewing and analyzing market data related to our executive officers' base salaries, short-term cash incentives, and long-term incentive compensation levels, (iv) evaluating equity plan design and structures, and (v) evaluating non-employee director compensation.

Compensia reports directly to the Compensation Committee and did not provide any services to the Company or its management in 2012 other than those provided to the Compensation Committee described above. The Compensation Committee has considered the independence of Compensia in light of the new listing standards of the NYSE on compensation committee advisor independence and the rules of the Securities and Exchange Commission and has concluded that the work performed by Compensia did not raise any conflict of interest.

Competitive Market Analysis

The Compensation Committee selected its competitive reference group to comprise a group of companies with median revenues of approximately 0.5 to 2.0 times our revenue and market capitalizations of approximately 0.2 to 5.0 times our market capitalization, with business models reasonably similar to ours and which represented both business and labor market competitors (our "Peer Group"). The compensation practices of our Peer Group were the primary guide used by the Compensation Committee to compare the competitiveness of each compensation component and overall compensation levels (base salary, target short-term cash incentive award opportunity, and long-term incentive compensation). In May 2012, Compensia recommended to the Compensation Committee that our Peer Group be updated consistent with the application of the previously-described criteria. Following consideration of this recommendation, the Compensation Committee approved the following companies to comprise our Peer Group:

Acxiom, Inc. (NASDAQ: ACXM)
CBIZ, Inc. (NYSE: CBZ)
CDI (NYSE: CDI)
Computer Task Group (NASDAQ: CTGX)
Convergys (NYSE: CVG)
Exlservice Holdings, Inc. (NASDAQ: EXLS)
The Hackett Group, Inc. (NASDAQ: HCKT)
iGATE Corporation (NASDAQ: IGTE)	ManTech International (NASDAQ: MANT)
MAXIMUS, Inc. (NYSE: MMS)
Navigant Consulting Inc. (NYSE: NCI)
Perficient, Inc. (NASDAQ: PRFT)
Sapient Corporation (NASDAQ: SAPE)
Stream Global Services
Syntel, Inc. (NASDAQ: SYNT)

The Compensation Committee intends to use this same Peer Group in 2013 (excluding Stream Global which is no longer a publicly traded company), but also intends to regularly review our Peer Group to ensure that the companies are appropriate comparators and also will review, on at least an annual basis, the executive compensation practices of our Peer Group.

In 2012, the Compensation Committee also was provided with and used as a reference source competitive compensation data from the 2012 Radford Global Technology survey.

Compensation Program Components

The following describes each component of our executive compensation program, the rationale for each component, and how compensation amounts are determined.

Base Salary

To obtain the skills and experience that we believe are necessary to lead our Company, most of our executive officers, including the NEOs, have been hired from other organizations. Generally, their initial base salaries were established through arms-length negotiation at the time the individual executive officer was hired, taking into account his or her qualifications, experience, and prior base salary level. Thereafter, the Compensation Committee conducts an annual review of each executive officer's base salary, with input from our CEO (except with respect to his own base salary), and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer's performance, individual contributions and responsibilities, position in the case of a promotion, competitive market conditions, and retention objectives. While the Compensation Committee believes that the base salaries of our executive officers, along with the short-term cash incentive award opportunities, should generally approximate the 50th percentile of the competitive market for comparable positions at the companies in our Peer Group, it makes decisions on individual adjustments to base salaries in its sole discretion based on its evaluation of the foregoing factors.

For 2012, the Compensation Committee's adjustments to base salary also gave consideration to general global economic conditions, the steps that the Company took to manage overhead expenses, and the market competitiveness of the Company's cash compensation. The Compensation Committee approved increases in 2012 base salary, effective in February 2012, for Messrs. Peterschmidt, Pumilia, and Genovese. In the case of our CEO, the Compensation Committee chose to increase his base salary after considering our financial performance in 2011 as measured by our growth in revenue and earnings before interest, taxes, and amortization ("EBITA"), the unanticipated efforts required to continue to move the Company forward in 2012, the quality of the talent that he was able to attract to the Company, and the fact that his 2011 base salary was substantially below the 50th percentile for the CEO position at companies in our Peer Group. The increase to $675,000 annually brought Mr. Peterschmidt's base salary closer to, but still below, the 50th percentile of the competitive market for his position at the companies in our Peer Group.

In the case of our CFO, the Compensation Committee determined to increase his base salary to $420,000 to move it closer to, although still below, the 50th percentile of the competitive market for his position at the companies in our Peer Group. Finally, the Compensation Committee chose to increase Mr. Genovese's base salary to $480,000 in connection with his promotion to Chief Operating Officer. This increase resulted in his base salary being slightly above the 50th percentile of the competitive market for similar positions at the companies in our Peer Group.

Short-Term Cash Incentive Awards

We use short-term cash incentive awards to motivate our executive officers, including the NEOs, to achieve our annual financial and strategic objectives, while making progress towards our longer-term growth goals, and to reinforce our pay-for-performance culture. We believe in providing our executive officers, including the NEOs, with target total cash compensation opportunities that fall at approximately the median of our

Peer Group. To achieve this objective, the Compensation Committee provides short-term cash incentive award opportunities that are intended to reward our executive officers, including the NEOs, for achieving financial and strategic objectives that further our annual operating plan. We believe that these awards, which are explicitly linked to corporate and business unit performance, promote long-term shareholder value creation. Business unit performance objectives for our executive officers are determined by the Compensation Committee based on the recommendations of our CEO (other than with respect to his own short-term cash incentive award opportunity) and include one or more quantitative measures that relate to the corporate function or business operation that he or she manages. In the case of our CEO, his corporate performance objectives are established by the Compensation Committee.

In February 2012, the Compensation Committee approved short-term cash incentive award opportunities (the "2012 Incentive Awards") for our executives, including the NEOs, pursuant to which cash incentive awards would be paid based on our actual performance each fiscal quarter as measured against pre-established revenue and EBITA targets for the year. Pursuant to their terms, the short-term cash incentive awards would be paid quarterly (that is, up to 25% of the total award opportunity would be payable each fiscal quarter), if the fiscal quarter's results on an annualized basis met the specified target levels, to create a sense of urgency and discourage thinking that any unearned incentive award amounts could be earned later in the year. Pursuant to the terms of the awards, if the actual achievement in any fiscal quarter was less than 85% of the target level for a performance measure, then there would be no payment with respect to that particular measure for the quarter. In addition, if a target level for a performance measure was missed for a fiscal quarter, then the unearned portion of the short-term cash incentive award attributable to that fiscal quarter was to be forfeited. Award over-achievement, if any, would be paid out only at fiscal year-end and was capped at 200% of the target short-term cash incentive award opportunity.

As described above, the 2012 Incentive Awards were based on our actual performance as measured against pre-established revenue and EBITA targets for the year and were to be paid quarterly based on the fiscal quarter's results and whether those results on an annualized basis met the target levels for each measure. A portion of the total 2012 Incentive Awards was allocated to each financial measure and expressed as a percentage amount, including a range of payments from a threshold to a maximum amount of the target levels.

The Compensation Committee set the target short-term cash incentive award opportunities for the NEOs as follows:

Named Executive Officer	2012 Base Salary ($)	2012 Target Short-Term Cash Incentive Award Opportunity (as a Percentage of Base Salary)	2012 Target Short-Term Cash Incentive Award Opportunity ($)
David C. Peterschmidt	675,000	115%	776,250
Claude J. Pumilia	420,000	90%	378,000
Richard Genovese	480,000	90%	432,000
Anthony Fogel	330,000	65%	214,500
Robert Bruce Douglas	320,000	65%	208,000
Tom van den Berg	471,813	— (1)	—	(1)
(1)
Mr. van den Berg's service as an executive officer ended in February 2012 and his subsequent role with the Company put him on a non-executive bonus program for the remainder of the year.

In the case of our CEO, our CFO, and Mr. Fogel, their 2012 Incentive Awards were entirely based on our performance against the pre-established revenue and EBITA target levels, with each measure being equally weighted. The 2012 Incentive Award for Mr. Genovese was based 75% on the financial performance of the operating business units and 25% on our overall performance. The business unit portion of his 2012 Incentive Awards was equally weighted between the business unit meeting its revenue target level and reaching its EBITA (or gross profit percentage) target level for the year. The portion of those 2012 Incentive Awards attributable to our overall performance was equally weighted between our meeting our revenue and EBITA target levels for the year. For Mr. Douglas, as a business unit leader, the 2012 Incentive Award was calculated by measuring the performance of the North America business unit and his personal performance and applying each of those metrics as a performance factor against the target incentive award.

No payments were to be made with respect to any of the foregoing performance measures if a business unit or overall corporate performance was less than 85% of any target level for that measure.

The following table reflects the target levels for the revenue and EBITA performance measures for the 2012 Incentive Awards and the payment percentages on the target levels for each of those measures:

Target as a Percentage of Award/Payment Percentage	Company Revenue Target ($)	Company EBITA Target ($)	North America Revenue Target ($)	North America EBITA Target ($)	International Revenue Target ($)	International EBITA Target ($)
150% Maximum/200% Payment	1,431,342,000	45,864,000	686,047,500	62,500,500	687,894,000	42,370,500
100% Target/100% Payment	954,228,000	30,576,000	457,365,000	41,667,000	458,596,000	28,247,000
85% Threshold/55% Payment	811,093,800	25,989,600	388,760,250	35,416,950	389,806,600	24,009,950

The actual 2012 Incentive Award payments made to the NEOs for 2012 are set forth in the following table:

Named Executive Officer	Target 2012 Short-Term Cash Incentive Award at 100% Achievement ($)	Actual 2012 Short-Term Cash Incentive Award ($)	Actual 2012 Short-Term Cash Incentive Award as a Percentage of Target (%)
Mr. Peterschmidt	776,250	488,374	63%
Mr. Pumilia	378,000	237,817	63%
Mr. Genovese	432,000	271,790	63%
Mr. Fogel(1)	214,500	81,327	38%
Mr. Douglas	208,000	156,000	75%
Mr. van den Berg(2)	—	188,460	—
(1)
Mr. Fogel joined the Company in March 2012.

(2)
Incentive award paid pursuant to a severance agreement between the Company and Mr. van den Berg effective December 31, 2012. Mr. van den Berg's service as an executive officer ended in February 2012 and his subsequent role with the Company put him on a non-executive bonus program for the remainder of the year.

Messrs. Peterschmidt, Pumilia, Genovese, and Fogel elected to forego a significant portion of their short-term cash incentive awards for the fourth quarter of 2012 to fund a portion of the short-term cash incentive awards for our other employees.

The actual 2012 Incentive Award payments to the NEOs for 2012 are set forth in the 2012 Summary Compensation Table below.

Long-Term Incentive Compensation

We use equity awards to incent and reward our executive officers, including the NEOs, for long-term corporate performance based on the value of our common stock and, thereby, align the interests of our executive officers with those of our shareholders.

The Compensation Committee determined, after considering a competitive market analysis prepared by Compensia, to grant equity awards in the form of both options to purchase shares of our common stock and RSU awards covering shares of our common stock subject to a three-year time-based vesting requirement. The Compensation Committee selected this award mix to encourage our executive officers to focus their efforts on the creation of long-term value and to meet our retention objectives.

We do not apply a rigid formula in determining the amount of the equity awards to be granted to our executive officers upon their initial employment. Instead, these awards are established through arms-length negotiation at the time the individual executive officer is hired. Thereafter, as part of its annual review of our executive compensation program, the Compensation Committee determines the amount of additional equity award at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term shareholder value, as well as competitive award value norms, assessment of individual contributions and the criticality of the executive officer's position (based on our CEO's recommendations), internal equity, outstanding equity awards (including currently vested and unvested positions), retention objectives, and the size of the pool of shares currently available for equity awards. Additionally, at the discretion of the Compensation Committee, NEOs may also receive discretionary stock options or RSU awards for exceptional performance.

In February 2012, the Compensation Committee authorized the grant of options to purchase shares of our common stock and RSU awards covering shares of our common stock to our executive officers, including the NEOs. The Compensation Committee did not grant any equity awards to our CEO in 2012 because the Compensation Committee determined that the award of 400,000 RSUs in 2011 provided him with sufficient incentive opportunity to further drive an increase in shareholder value.

The terms of the 2012 grants are as follows: the stock options will expire after seven years and the stock options and RSU awards will vest over three years; the awards will first begin vesting six months after the date of the grant; thereafter, the stock options will vest monthly and the RSU awards will vest quarterly. The Compensation Committee determined the aggregate grant date value of these equity awards based on its evaluation of the factors described above, as well as the competitive compensation for each executive officer's position, the criticality of his or her role, the constraints on the size of the pool of shares available for use given our desired burn rate, and consistent with positioning the target total direct compensation opportunities of our executive officers at the 50th percentile of the competitive market. The equity awards granted to the NEOs were as follows:

Named Executive Officer	Aggregate Grant Date Fair Value		Stock Option (Number of Shares)	RSU Award (Number of Shares)
Mr. Peterschmidt	—		—	—
Mr. Pumilia	$959,300		250,000	100,000
Mr. Genovese	$1,476,760		300,000	200,000
Mr. Fogel(1)	—		—	—
Mr. Douglas	$149,854		30,000	20,000
Mr. van den Berg	$793,718	(2)	104,000	120,000
(1)
Mr. Fogel joined us as our Senior Vice President and Chief Human Resources Officer in March 2012. His initial equity award is discussed below.

(2)
A portion of this amount represents the incremental fair value of the RSU awards and stock options that were accelerated in connection with Mr. van den Berg' separation agreement.

In connection with his appointment as our Senior Vice President and Chief Human Resources Officer in March 2012, our Compensation Committee granted Mr. Fogel an option to purchase 150,000 shares of our common stock and an RSU award covering 75,000 shares of our common stock. These awards were determined based on our arms-length negotiations with Mr. Fogel in connection with his initial employment compensation package, within a range that was comparable to equity awards made to individuals in comparable positions in the competitive market.

The equity awards granted to the NEOs during 2012 are set forth in the 2012 Summary Compensation Table and the 2012 Grants of Plan-Based Awards Table below.

Welfare and Health Benefits

We have established a tax-qualified Section 401(k) retirement savings plan available on the same terms and conditions to all of our full-time employees, including the NEOs. Under this plan, participants may elect to make pre-tax contributions of up to 75% of their compensation, with the exception of employees who meet the Internal Revenue Service discrimination testing definition of "highly-compensated employees," who may contribute a maximum of 9%. Contributions made may not exceed the statutory income tax limitation, which was $17,000 in 2012. In addition, in 2012 employees 50 years old or older were eligible to make an annual "catch-up" contribution of up to $5,000. For the 2012 plan year, we matched up to 25% of the first 6% of compensation contributed to the plan, based on length of service with the Company, with a limit of $1,500 per calendar year. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

Additional benefits received by our executive officers, including the NEOs, include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, basic life insurance coverage, and long-term care coverage. These benefits are provided to our executive officers on the same basis as to all of our full-time employees.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. From time to time, we have provided limited perquisites to certain executive officers, such as reimbursement of relocation expenses and spousal travel and meals, and access to sporting and event tickets. In 2012, we provided Mr. van den Berg with an automobile allowance and a contribution to his Netherlands defined contribution plan. The amount of these benefits is reported in the 2012 Summary Compensation Table below.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Agreements and Post-Employment Compensation

Given the inconsistency among our prior employment agreements and the desire for fair and understandable employment agreements with all our executives, the Compensation Committee initiated a program in 2011 to enter into new "at will" employment agreements with our senior executive officers, including the NEOs, replacing the then-existing employment agreements and offer letters, as well as the form of Change in Control Agreement to which the NEOs were parties. The Compensation Committee took this action to impose standard, consistent terms and conditions with respect to the circumstances, and payments and benefits provided, for post-employment compensation for our existing executive officers and for use with our future executive officers. In making these changes, the Compensation Committee recognized our ongoing need to maintain competitive compensation packages to retain qualified personnel and to attract qualified candidates to fill our most critical positions. These competitive compensation packages should contain a financial inducement sufficient to retain critical personnel and to motivate candidates to accept our employment offer over any competing offers. At the same time, the Compensation Committee was sensitive to the need to integrate existing and new executive officers into the executive compensation structure that we have been seeking to develop, balancing both competitive and internal pay equity considerations.

The Compensation Committee evaluated and determined the payments and benefits to be provided pursuant to these agreements based, in part, upon an analysis prepared by its compensation consultant of the practices of our peer group and other employment market-related data.

In addition to standard provisions relating to compensation payments and benefits, confidentiality, non-competition and non-solicitation of clients and employees, the employment agreements also provide these executive officers, including the NEOs, with certain protection in the event of termination of their employment under specified circumstances, including following a change in control of the Company. We believe that entering into these agreements helps these executive officers maintain continued focus and dedication to their assigned duties to maximize shareholder value, if there is a potential transaction that could involve a change in control of the Company. The terms and conditions of these agreements were determined after review by our Compensation Committee of our retention goals for each executive officer, as well as an analysis of competitive market data.

For a summary of the material terms and conditions of the post-employment compensation arrangements for the NEOs, see "Potential Payments upon Termination or Change in Control," below.

Other Compensation Policies

Equity Grant Policy

We do not have an established formal policy with respect to the timing of equity awards in coordination with the release of material nonpublic information. As a matter of practice and informal policy, however, the Compensation Committee generally grants equity awards during periods considered to be our "open trading windows" (that is, the periods beginning two business days following our earnings release and ending one month prior to the end of the fiscal quarter). In addition, any options to purchase shares of our common stock are required to be granted with an exercise price at least equal to the closing price of our common stock for the most recent trading day prior to the date of grant.

Our Board of Directors has delegated limited authority to our CEO to grant options to purchase shares of our common stock and other equity awards only with respect to employees who have not been designated "officers" as defined under Section 16 of the Exchange Act.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. Under the oversight and approval of our Compensation Committee, we intend to adopt a general compensation recovery ("clawback") policy once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Policy Against Hedging or Pledging

Our Insider Trading Policy includes an express prohibition against trading derivatives based on our securities, hedging any investment in our equity securities, or pledging our equity securities by members of our Board of Directors, executive officers, or other employees designated as "insiders." We believe this policy is another means of preserving the ongoing alignment between our business leaders and our shareholders.

Tax and Accounting Considerations

The Compensation Committee takes certain tax and accounting requirements into consideration in designing and administering our executive compensation program.

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to a publicly-traded corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of its three other most highly-compensated executive officers (other than its chief financial officer). Remuneration in excess of $1 million may be deducted if, among other things, it qualifies as "performance-based compensation" within the meaning of the Internal Revenue Code. For example, the compensation income realized upon the exercise of an option to purchase shares of our common stock granted under a shareholder-approved stock option plan generally will be deductible so long as the option was granted by a committee whose members are outside directors and certain other conditions are satisfied.

To the extent consistent with our overall compensation philosophy and practices, we intend to seek to qualify the variable compensation paid to our executive officers for the "performance-based compensation" exemption from the deduction limit. As such, in approving the amount and form of compensation for our executive officers, the Compensation Committee considers all elements of the cost to us of providing such compensation, including the potential impact of the Section 162(m) deduction limit. The Compensation

Committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deduction limit when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of Nonqualified Deferred Compensation

Section 409A of the Internal Revenue Code requires that amounts that qualify as "non-qualified deferred compensation" satisfy certain requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. Generally, the Compensation Committee intends to administer our executive compensation program and design individual compensation components, as well as the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they are either exempt from, or compliant with, Section 409A.

Taxation of "Parachute" Payments

Sections 280G and 4999 of the Internal Revenue Code provide that certain executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. The employment agreements with our executive officers provide that, if the payments to the executive officer would cause him or her to become subject to the excise tax imposed under Section 4999 (or any similar federal, state, or local tax), we will reduce the change in control payments or benefits to the extent necessary to avoid the application of the excise tax if, as a result of such reduction, the net benefit payable to the executive officer as so reduced (after payment of applicable income taxes) exceeds the net benefit to him or her of the change in control payment or benefits without such reduction (after payment of applicable income taxes and excise taxes).

Accounting for Stock-Based Compensation

The Compensation Committee considers accounting requirements in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC Topic 718"), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date fair value of the equity award and, in most cases, will be recognized ratably over the award's requisite service period, which generally will correspond to the award's vesting schedule. The full grant date fair value of equity awards is reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

Compensation Risk Assessment

The Company monitors the compensation-related risks associated with its compensation programs on an ongoing basis. We believe that these programs, as well as our compensation policies and practices, are not reasonably likely to have a material adverse effect on the Company.

Executive Compensation Tables

Summary Compensation Table

The following table discloses the compensation awarded, earned, or paid to each NEO for the fiscal year ended December 31, 2012, as well as the two prior fiscal years, where applicable. Numbers have been rounded to the nearest dollar.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
David C. Peterschmidt(5)	2012	662,885	—	—	—	488,374	3,048		1,154,307
President & CEO	2011	600,000	—	2,088,000	—	259,500	37,584	(6)	2,985,084
	2010	281,538	300,000	—	1,971,900	—	16,443	(6)	2,569,881
Claude J. Pumilia(7)	2012	413,077	—	407,000	552,300	237,817	1,860		1,612,054
EVP & CFO	2011	271,846	—	985,500	2,077,800	88,493	1,418		3,425,057
Richard Genovese(8)	2012	462,692	—	814,000	662,760	271,790	2,501		2,213,743
EVP & COO	2011	108,154	—	424,500	900,000	28,572	750		1,461,976
Anthony Fogel(9)	2012	246,231	—	330,000	358,260	81,327	1,152		1,016,970
SVP & CHRO
Robert Bruce Douglas(10)	2012	320,000	52,000	82,600	67,254	104,000	869		626,723
SVP & GM, North America
Tom van den Berg(11)	2012	504,331	—	551,389	242,329	188,460	1,099,746	(12)	2,586,255
(Former) EVP—Global Accounts	2011	510,000	190,829	306,200	464,920	307,016	67,686	(12)	1,846,651
(1)
Reflects any discretionary cash payments.

(2)
The amounts reported in these columns reflect the grant date fair value of the RSU and option awards granted during the applicable year, computed in accordance with ASC Topic 718. Assumptions used in the calculation of grant date fair value for equity awards granted in 2012 are included in Note 13 to the Consolidated Financial Statements in our 2012 Annual Report on Form 10-K. Our 2012 Annual Report on Form 10-K was filed with the Commission on February 26, 2013. For 2012, a portion of the amounts reported in connection with Mr. van den Berg's stock and option awards represent the incremental fair value, computed in accordance with ASC Topic 718, of the RSU awards and stock options that were accelerated in connection with his separation from the Company.

(3)
Reflects total actual cash incentive awards which are based on the performance plan targets approved by the Compensation Committee at the beginning of the fiscal year.

(4)
Consists of Company contributions under our Section 401(k) Savings Plan, amounts we pay for life insurance benefits and, in certain circumstances that are separately identified, the value of perquisites and other personal benefits with an aggregate value of at least $10,000. 401(k) Savings Plan contributions for the year ended December 31, 2012, were: Mr. Pumilia—$1,500, Mr. Genovese—$1,469, Mr. Fogel—$888 and, Mr. Douglas—$629. Mr. Peterschmidt and Mr. van den Berg did not participate in the Savings Plan. Life insurance premiums paid for the year ended December 31, 2012, were: Mr. Peterschmidt—$3,048, Mr. Pumilia—$360, Mr. Genovese—$1,032, Mr. Fogel—$263 and, Mr. Douglas—$240.

(5)
Mr. Peterschmidt joined the Company in July 2010.

(6)
In addition to the item noted in footnote 4 above, this amount includes $36,000 and $15,712 for the years ended December 31, 2011 and 2010, respectively, for Mr. Peterschmidt's relocation expenses incurred after joining the Company in July 2010.

(7)
Mr. Pumilia joined the Company in April 2011.

(8)
Mr. Genovese joined the Company in September 2011.

(9)
Mr. Fogel joined the company in March 2012.

(10)
Mr. Douglas was named Senior Vice President and General Manager, North America in February 2012.

(11)
Mr. van den Berg served as EVP—Global Accounts from July 2011 until February 2012. Mr. van den Berg continued as an employee in a non-executive role as EVP—Strategic Accounts until December 31, 2012. As of December 31, 2012, the Company and Mr. van den Berg entered into a severance agreement that provided for the payment of severance equal to one year of his base salary and his bonus calculated at target plus payment for a two-month notice period required under Dutch law. Under the severance agreement, the Company also agreed to accelerate the vesting of Mr. van den Berg's equity awards scheduled to vest through March 1, 2014, with the acceleration occurring on March 1, 2013. Such options are scheduled to expire upon the earlier of the original expiration date or May 30, 2013. The remaining options are scheduled to expire upon the earlier of the original expiration date or March 31, 2013. In exchange, Mr. van den Berg agreed to release the Company from any claims, as well as standard covenants regarding the Company's confidential information and intellectual property. The amounts paid to Mr. van den Berg in 2012 are based on a conversion rate of €1.00 to US$1.29, except his severance, which was based on an approximation of the December 31, 2012, rate of €1.00 to US$1.32.

(12)
Total perquisites for Mr. van den Berg include contributions to his Netherlands defined contribution retirement plan of $15,420 and $25,986 in 2012 and 2011, respectively, and an automobile allowance totaling $38,550 and $41,700 in 2012 and 2011, respectively. Also included in this amount for 2012 was Mr. van den Berg's severance of $1,045,776 (based on a conversion rate of €1.00 to US$1.32) of which $82,423 was compensation for a notice period required under Dutch law.

Grants of Plan-Based Awards Table

The following table summarizes for the year ended December 31, 2012, certain information regarding stock options, RSU awards and other plan-based awards granted to the NEOs:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
					All Other Option Awards: Number of Securities Underlying Options (#)
				All Other Stock Awards: Number of Shares of Stock or Units (#)			Grant Date Fair Value of Stock and Option Awards ($)
						Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold ($)(2)	Target ($)(3)
David C. Peterschmidt	N/A	53,367	776,250	—	—	—	—
Claude J. Pumilia	2/15/2012	—	—	—	250,000	4.07	552,300
	2/15/2012	—	—	100,000	—	—	407,000
	N/A	25,988	378,000	—	—	—	—
Richard Genovese	2/15/2012	—	—	—	300,000	4.07	662,760
	2/15/2012	—	—	200,000	—	—	814,000
	N/A	29,700	432,000	—	—	—	—
Anthony Fogel(4)	3/20/2012	—	—	—	150,000	4.40	358,260
	3/20/2012	—	—	75,000	—	—	330,000
	N/A	14,747	214,500	—	—	—	—
Robert Bruce Douglas	2/21/2012	—	—	—	30,000	4.13	67,254
	2/21/2012	—	—	20,000	—	—	82,600
	N/A	2,912	208,000	—	—	—	—
Tom van den Berg(5)	2/21/2012	—	—	—	104,000	4.13	242,329
	2/21/2012	—	—	120,000	—	—	551,389
	N/A	6,837	488,336	—	—	—	—
(1)
Amounts represent the potential cash incentive amounts if the threshold or target payments were achieved for the 2012 performance periods under the Company's Annual Cash Incentive Award Program. See the "Summary Compensation Table" for the actual payment amounts. The Compensation Committee approved 2012 target incentives for the NEOs on February 15, 2012.

(2)
Amounts shown in the threshold column are based on the assumption that each NEO meets the minimum business plan target for the smallest component within the Company's Annual Cash Incentive Award Program, applicable to each respective NEO.

(3)
Under the Company's Annual Cash Incentive Award Program for NEOs, there is the possibility of receiving additional payouts in the event that business plan targets for revenue and EBITA are exceeded. Refer "Compensation Discussion and Analysis- 2012 Annual Cash Incentive Award Targets" for details of the additional potential payouts for each individual NEO.

(4)
When Mr. Fogel joined the Company as SVP and CHRO, he received a grant of stock options to purchase 150,000 shares of our common stock and 75,000 RSUs.

(5)
The threshold and target amounts for Mr. van den Berg were based on a 2012 average conversion rate of approximately €1.00 to US$1.29. A portion of Mr. van den Berg's grant date fair value of stock and option awards represents the incremental fair value of the RSU awards and stock options that were accelerated in connection with Mr. van den Berg's separation agreement.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes certain information concerning outstanding equity awards held by NEOs on December 31, 2012:

	Option Awards						Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)
David C. Peterschmidt	7/1/2010	845,833	554,167	(1)	2.77	7/1/2017	—		—
	6/23/2011	—	—		—	—	218,182	(2)	728,728
Claude J. Pumilia	4/4/2011	209,304	390,696	(3)	6.57	4/4/2018	100,000	(3)	334,000
	2/15/2012	40,323	209,677	(4)	4.07	2/15/2019	81,818	(2)	273,272
Richard Genovese	9/6/2011	193,549	406,451	(4)	2.83	9/6/2018	95,454	(2)	318,816
	2/15/2012	48,388	251,612	(4)	4.07	2/15/2019	163,636	(2)	546,544
Anthony Fogel	3/20/2012	19,355	130,645	(4)	4.4	3/20/2019	61,363	(2)	204,952
Robert Bruce Douglas	10/13/2011	29,032	70,968	(4)	3.74	10/13/2018	29,090	(2)	97,161
	2/21/2012	4,839	25,161	(4)	4.13	2/21/2019	16,363	(2)	54,642
Tom van den Berg(5)	5/29/2003	7,000	—		6.00	3/31/2013	—		—
	7/1/2003	1,000	—		7.02	3/31/2013	—		—
	10/1/2003	1,500	—		7.6	3/31/2013	—		—
	12/10/2003	5,000	—		8.44	3/31/2013	—		—
	1/1/2004	2,500	—		8.66	3/31/2013	—		—
	5/3/2004	5,750	—		8.75	3/31/2013	—		—
	7/1/2004	3,250	—		7.96	3/31/2013	—		—
	10/1/2004	5,000	—		7.52	3/31/2013	—		—
	10/1/2004	3,250	—		7.86	3/31/2013	—		—
	11/4/2004	2,500	—		8.92	3/31/2013	—		—
	1/1/2005	3,250	—		9.64	3/31/2013	—		—
	4/1/2005	3,000	—		7.17	3/31/2013	—		—
	7/1/2005	3,500	—		8.00	3/31/2013	—		—
	11/2/2005	3,000	—		6.50	3/31/2013	—		—
	11/4/2005	3,500	—		6.16	3/31/2013	—		—
	1/4/2006	3,500	—		6.60	3/31/2013	—		—
	4/3/2006	6,000	—		6.45	3/31/2013	—		—
	7/3/2006	3,000	—		6.58	3/31/2013	—		—
	10/2/2006	3,000	—		6.61	3/31/2013	—		—
	1/3/2007	23,000	—		6.72	3/31/2013	—		—
	4/2/2007	3,000	—		7.94	3/31/2013	—		—
	7/2/2007	3,500	—		8.26	3/31/2013	—		—
	10/1/2007	2,000	—		7.95	3/31/2013	—		—
	1/2/2008	3,000	—		5.96	3/31/2013	—		—
	1/25/2008	10,000	—		4.32	3/31/2013	—		—
	7/1/2008	6,000	—		6.71	3/31/2013	—		—
	10/1/2008	3,000	—		6.81	3/31/2013	—		—
	11/6/2008	18,000	—		4.91	3/31/2013	—		—
	1/2/2009	3,000	—		5.10	3/31/2013	—		—
	1/27/2009	12,000	—		6.00	3/31/2013	—		—
	3/3/2009	13,440	—		2.15	3/31/2013	—		—
	3/9/2009	6,000	—		2.11	3/31/2013	—		—
	4/1/2009	3,125	—		2.83	3/31/2013	—		—
	10/1/2009	3,125	—		3.82	3/31/2013	—		—
	1/4/2010	3,750	—		3.56	3/31/2013	—		—

	Option Awards					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)
	2/1/2010	8,208	—	3.23	3/31/2013	—	—
	2/1/2010	4,104	—	3.23	5/30/2013	—	—
	4/1/2010	3,125	—	3.74	3/31/2013	—	—
	7/1/2010	3,750	—	2.84	3/31/2013	—	—
	10/1/2010	3,125	—	3.11	3/31/2013	—	—
	1/3/2011	3,125	—	4.93	3/31/2013	—	—
	1/21/2011	69,678	—	4.88	3/31/2013	—	—
	1/21/2011	50,322	—	4.88	5/30/2013	—	—
	8/23/2011	35,484	—	3.11	3/31/2013	—	—
	8/23/2011	45,160	—	3.11	5/30/2013	—	—
	2/21/2012	16,775	—	4.13	3/31/2013	—	—
	2/21/2012	46,965	—	4.13	5/30/2013	—	—
(1)
Mr. Peterschmidt's inducement grant of stock options began vesting one year from the anniversary of the date of grant, with one-fourth of the grant vesting on the first anniversary and then vesting in equal monthly installments over the next three years.

(2)
RSU awards vest in equal quarterly installments over three years following a six-month period during which time none of the awards vest.

(3)
Mr. Pumilia's inducement grant of stock options and RSU awards vest in equal installments following a six-month period during which time none of the stock options or awards vest. The inducement stock options then vest in equal monthly installments and the inducement RSU awards vest in equal quarterly installments, both over four years.

(4)
Stock options vest in equal monthly installments over three years following a six-month period during which time none of the stock options vest.

(5)
Mr. van den Berg separated from the Company effective December 31, 2012. Pursuant to his severance agreement, his stock options and RSU awards scheduled to vest on or before March 1, 2014, were accelerated to vest on March 1, 2013, and Mr. van den Berg has the right to exercise those stock options until the earlier of the original expiration date for such stock options or May 30, 2013. The expiration of the remaining stock options is the earlier of the original expiration date or March 31, 2013. The table above does not include any of Mr. van den Berg's RSU awards since all stock options and RSUs through March 1, 2014, were guaranteed to vest pursuant to his separation agreement. These RSU awards are included in the 2012 Option Exercises and Stock Vested Table. For Mr. van den Berg's stock options, the table above lists all options that vest through March 1, 2014, as exercisable with a stated expiration date as the earlier of the original expiration date for such stock options or May 30, 2013.

Option Exercises and Stock Vested Table

The following table summarizes information with respect to stock options exercised and RSU awards that vested during 2012 for the executive officers and the NEOs included in the Summary Compensation Table:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David C. Peterschmidt	—	—	145,454	542,907
Claude J. Pumilia	—	—	58,182	212,964
Richard Genovese	—	—	90,910	308,776
Anthony Fogel	—	—	13,637	44,661
Robert Bruce Douglas	—	—	14,547	53,497
Tom van den Berg(3)	—	—	212,866	721,506
(1)
The value was calculated by determining the difference between the closing market price of the underlying shares of our common stock on the exercise date and the exercise price of the stock options.

(2)
The value was determined by multiplying the number of RSU awards by the closing market price of the underlying shares of our common stock on the vesting date.

(3)
Pursuant to Mr. van den Berg's severance agreement, his stock options and RSU awards scheduled to vest on or before March 1, 2014, were accelerated to vest on March 1, 2013, and Mr. van den Berg has the right to exercise those stock options until the earlier of the original expiration date for such stock options or May 30, 2013. The table above includes the awards that continued to vest after he left the company, as well as the awards that were accelerated through March 1, 2014. All non-accelerated outstanding stock options are excisable until the earlier of the original expiration date for such stock options or March 31, 2013.

Equity Compensation Plans

The following table sets forth information as of December 31, 2012, with respect to the Company's equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans/arrangements approved by security holders	7,678,846	(1)	$4.78	5,762,995	(2)
Equity compensation plans/arrangements not approved by security holders	2,121,470	(3)	$3.97	—

Total	9,800,316			5,762,995

(1)
Consists of 6,093,565 stock options with a weighted average exercise price of $4.78 and 1,585,281 RSUs.

(2)
Includes 3,071,732 shares remaining available for future grants at December 31, 2012, under our Incentive Plan, plus 2,691,263 shares available for future sales to employees under our Employee Stock Purchase Plan.

(3)
Represents 2,000,000 options and 100,000 RSUs issued under as inducement awards and 21,470 options issued under the SCB Employee Inducement Award Plan. The options have a weighted average exercise price of $3.97.

Pension Plans and Deferred Compensation

The Company does not provide any defined benefit pension plans or deferred compensation benefits to our named executive officers.

Potential Payments Upon Termination or Change in Control

The Company entered into an employment agreement with Mr. Peterschmidt dated July 1, 2010, which provides that, in the event of a Change in Control of the Company (as defined in the employment agreement), in addition to already earned salary and earned but unpaid incentive for the prior year, Mr. Peterschmidt is entitled to receive certain payments and benefits, subject to his executing a separation and release agreement. Such payments and benefits include:

  •
  a prorated incentive (provided that performance targets are met) for the portion of the year in which the termination occurs;

  •
  a severance payment equal to 1.5 times his then current base salary and annual incentive at target level in effect on the day of termination;

  •
  full vesting of all unvested equity awards and his inducement grant; and

  •
  health benefits for a period of 18 months following termination.

Upon either Mr. Peterschmidt's termination of employment by the Company not for cause, or by Mr. Peterschmidt for good reason (each term as defined in the employment agreement), in addition to already earned salary and earned but unpaid incentive for the prior year, Mr. Peterschmidt is entitled to receive certain payments and benefits, subject to his executing a separation and release agreement. Such payments and benefits include:

  •
  a prorated incentive (provided that performance targets are met) for the portion of the year in which the termination occurs,

  •
  a severance payment equal to 1.5 times his then current base salary and annual incentive at target level in effect on the day of termination,

  •
  vesting of all unvested equity awards proportionately through the date of termination (subject to achievement of performance criteria), if any,

  •
  vesting of a certain portion of his inducement grant, based upon a formula, and

  •
  health benefits for a period of 18 months following termination.

Change in control payments and benefits are contingent upon both a Change in Control of the Company and an actual termination of employment by the Company or a termination of employment for "good reason" by Mr. Peterschmidt within 24 months after the occurrence of the Change in Control. Severance payments are not in addition to Change in Control payments.

During 2011 and 2012, the Compensation Committee implemented a program to standardize the employment agreements for the Company's executive vice presidents, senior vice presidents, as well as key vice presidents. Standard terms include consistent severance and Change in Control payments for all individuals at the highest levels of our Company. Messrs. Pumilia, Genovese, and Fogel have entered into employment agreements that reflect our standard terms. All severance or Change in Control payments and benefits are subject to compliance with non-competition and non-solicitation provisions, as well as the receipt of a signed legal release from the executive officer. Change in Control payments and benefits are structured with a "double trigger," which means they are contingent upon both a Change in Control and an actual termination by the Company or a termination of employment for "good reason" by the executive within twelve months after the occurrence of the Change of Control.

The Compensation Committee determined the payment provisions based, in part, upon an analysis by the Compensation Committee's compensation consultant of similar provisions at companies in the Peer Group and other employment market-related data.

When Mr. Fogel was appointed as our Senior Vice President and Chief Human Resources Officer in March 2012, he entered into our standard Senior Vice President Agreement that provided for an initial base salary of $330,000 annually, a target short-term cash incentive award opportunity equal to 65% of base salary (subject to the over-performance limits and under-performance reductions described in "Short-Term Cash Incentives" above), and the grant of an option to purchase 150,000 shares of our common stock and an RSU award covering 75,000 shares of our common stock, each of which will vest over a three-year period, beginning six months after he commenced employment, with the option vesting monthly and the RSU award vesting quarterly. In addition, Mr. Fogel's agreement includes provisions for cash payments, health benefits, and accelerated vesting of outstanding unvested equity awards in the event of a termination of employment by us without cause or by Mr. Fogel with good reason, as defined in the employment agreement, or in connection with a change in control of the Company (see "Potential Payments Upon Termination or Change in Control" below). Mr. Fogel agreed to our standard non-compete, non-solicitation of clients, and no-hire obligations during his employment and for 12 months after termination of employment.

Mr. van den Berg did not enter into one of our standard executive agreements. While Mr. van den Berg served in an executive role as Executive Vice President—Global Accounts from July 2011 through February 2012, his employment agreement provided for severance terms upon a Change of Control including payment of 18 months of base salary, payment of a full annual bonus at target levels, and the vesting of all unvested equity awards. After Mr. van den Berg resigned from his executive role, he served as Executive Vice President—Strategic Accounts in a non-executive role. When Mr. van den Berg left the Company effective December 31, 2012, his separation agreement with the Company superseded his employment agreement and provided for severance terms that the Company determined to be in the best interests of the business and its shareholders, taking into account Mr. van den Berg's prior service as an executive in our International business and the value of securing certain releases and covenants from Mr. van den Berg upon his departure. Accordingly, the Company agreed to pay Mr. van den Berg a severance amount equal to one year of his base salary, the value of accrued vacation through the date of departure, and his 2012 bonus at target levels. In addition, the Company agreed to accelerate any option awards and RSUs scheduled to vest on or before March 1, 2014. In exchange, Mr. van den Berg agreed to release the Company from any claims as well as standard covenants regarding the Company's confidential information and intellectual property.

The amounts reflected in the table below are hypothetical amounts based on an assumed December 31, 2012, termination and Change in Control and subsequent termination of employment date and the value from the acceleration of the vesting of outstanding equity awards as provided in the NEOs' employment agreements. All payments are in addition to what the executive officer would normally be paid to the date of termination, such as accrued base salary and unpaid incentive amounts. For Mr. van den Berg, the amounts reflected in the table based on his severance agreement effective December 31, 2012.

Name	Termination Scenario	Total ($)	Base Salary ($)		Cash Incentive ($)		Accelerated Equity ($)		Health ($)
David C. Peterschmidt	Not for Cause	2,319,959	1,012,500	(1)	1,164,375	(1)	125,048	(2)	18,036	(3)
	Death and Disability	125,048	—		—		125,048	(2)	—
	Change in Control	3,239,514	1,012,500	(1)	1,164,375	(1)	1,044,603	(2)	18,036	(3)
Claude J. Pumilia	Not for Cause	1,062,650	420,000	(4)	378,000	(4)	255,056	(5)	9,594	(6)
	Death and Disability	305,500	—		—		305,500	(5)	—
	Change in Control	1,813,866	630,000	(4)	567,000	(4)	607,272	(5)	9,594	(6)
Richard Genovese	Not for Cause	1,455,547	480,000	(4)	432,000	(4)	543,547	(7)	—	(6)
	Change in Control	2,440,651	720,000	(4)	648,000	(4)	1,072,651	(7)	—	(6)
Anthony Fogel	Not for Cause	473,164	247,500	(8)	160,875	(8)	45,544	(9)	19,245	(9)
	Change in Control	768,697	330,000	(8)	214,500	(8)	204,952	(9)	19,245	(9)
Robert Bruce Douglas	Not for Cause	451,678	240,000	(8)	156,000	(8)	36,433	(9)	19,245	(9)
	Change in Control	699,058	320,000	(8)	208,000	(8)	151,813	(9)	19,245	(9)
Tom van den Berg(10)	—	—	—		—		—		—
(1)
Mr. Peterschmidt's employment agreement provides that he is entitled to 1.5 times his annual base and annual incentive at the target level in effect on the day of termination in the event of a termination not for cause or in the event of a Change in Control.

(2)
Mr. Peterschmidt's employment agreement provides that, in the event of his termination of employment not for cause on the assumed December 31, 2012 termination date, all of his unvested equity awards (subject to performance criteria, if any) shall vest and 5% of the unvested portion of the inducement grant he received upon his employment as our President and CEO, shall vest. His employment agreement provides that in the event of death or disability, his unvested equity awards shall vest under the same terms as the vesting terms of termination of employment not for cause. In the event of Mr. Peterschmidt's termination of employment following a Change in Control, all unvested equity awards shall vest.

(3)
Mr. Peterschmidt's employment agreement provides that he is entitled to payment of health insurance premiums for 18 months following termination of his employment in the event of a termination not for cause or in the event of a Change in Control. We have assumed a 12-month 2012 COBRA benefit for Mr. Peterschmidt of $12,020.

(4)
Messrs. Pumilia's and Genovese's employment agreements provide that they are entitled to 1 times their annual base and annual incentive at the target level in effect on the day of termination in the event of termination not for cause. In the event of a termination related to a Change of Control, their employment agreements provide that they are entitled to 1.5 times their annual base and annual incentive at the target level in effect on the day of termination.

(5)
Mr. Pumilia's employment agreement provides that, in the event of his termination of employment not for cause, he is entitled to vesting of his unvested equity scheduled to vest within the 12 months following a termination not for cause accelerated to the date of termination. In the event of death or disability, all of his unvested equity awards (subject to performance criteria, if any) shall vest, except that the unvested portion of his inducement grant, that he received upon his employment as our Executive Vice President and Chief Financial Officer, shall vest at 2% and 10% of stock options and RSU awards, respectively. In the event of Mr. Pumilia's termination of employment following a Change in Control, all unvested equity awards shall vest.

(6)
Mr. Pumilia's employment agreement provides that he is entitled to payment of health insurance premiums for 18 months following termination of his employment in the event of a termination not for cause or in the event of a Change in Control. We have assumed a 12-month 2012 COBRA benefit for Mr. Pumilia of $6,390. Although Mr. Genovese had not elected any health insurance benefits as of December 31, 2012, he is entitled to 12 months COBRA coverage for termination not for cause and 18 months COBRA coverage for a Change in Control.

(7)
Mr. Genovese is entitled to vesting of his unvested equity scheduled to vest within the 12 months following a termination not for cause. He is entitled to the vesting of all of his unvested equity accelerated to the date of termination in the event of termination following a Change in Control.

(8)
Messrs. Fogel's and Douglas' employment agreements provide that they are entitled to nine months of their annual base and annual incentive at the target level in effect on the day of termination in the event of termination not for cause. In the event of a change of control, their employment agreements provide that they are entitled to one time their annual base and annual incentive at the target level in effect on the day of termination.

(9)
Messrs. Fogel and Douglas are entitled to vesting of their unvested equity scheduled to vest within the six months following a termination not for cause and in the event of a change of control all unvested equity shall vest. Their employment agreements also provide that they are entitled to payment of health insurance premiums for 12 months following termination not for cause or in the event of a change of control. We have assumed a 12-month 2012 COBRA benefit of $19,245 for Mr. Fogel and Mr. Douglas.

(10)
See Footnote 11 to the "Summary Compensation Table," above.

Part 7—Other Information

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding beneficial ownership of our common stock on the Record Date, March 11, 2013 (unless noted otherwise). The table includes stock options exercisable for shares of common stock within sixty days of the Record Date and RSU awards that will vest within sixty days of the Record Date, held by (i) each person or group of persons known by us to own beneficially more than 5% of the outstanding common stock, (ii) each of our directors and director nominees, (iii) each NEO (as identified and defined in "Executive Compensation" above), and (iv) all of our executive officers and directors as a group. All information is taken from or based upon ownership filings made by such persons with the Securities and Exchange Commission ("Commission") and other information provided by such persons to us. Unless otherwise indicated, the shareholders listed below have sole voting and investment power with respect to the shares reported as owned. On the Record Date, there were 74,389,532 shares of common stock outstanding.

Name	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
David C. Peterschmidt(2)	906,221	1.22%
Claude J. Pumilia(3)	398,188	*
Richard Genovese(4)	464,750	*
Anthony Fogel(5)	86,430	*
Robert Bruce Douglas(6)	74,262	*
Tom van den Berg(7)	424,281	*
Michael Boustridge(8)	7,524	*
Jean-Francois Heitz(9)	25,388	*
Paul A. Jacobs	102,623	*
Stephen S. Kurtz	104,923	*
Kurt J. Lauk(10)	58,311	*
Archibald J. McGill	92,912	*
James C. Spira	85,443	*
Bobby G. Stevenson(11)	6,274,703	8.43%
All directors and executive officers as a group (13 persons)(12)	8,681,678	11.41%
Black Rock, Inc.(13)	5,697,486	7.72%
Dimensional Fund Advisors LP(14)	5,948,759	8.06%
Invesco Ltd.(15)	6,745,389	9.14%
McClain Value Management LLC, Phillip C. McClain and Joseph W. Donaldson(16)	4,914,867	6.66%
Robeco Investment Management, Inc.(17)	4,532,155	6.14%
The Vanguard Group(18)	3,997,224	5.42%
*
less than 1%

(1)
Shares not outstanding, but deemed beneficially owned by virtue of the right of a person to acquire them within 60 days of March 11, 2013, are treated as outstanding only for determination of the number and percent owned by such person. The calculations of percent owned by Black Rock, Inc. (Black Rock"), Dimensional Fund Advisors LP ("Dimensional"), Invesco, Ltd. ("Invesco"), McClain Value Management LLC, Phillip C. McClain and Joseph W. Donaldson (collectively "McClain"), Robeco Investment Management, Inc. ("Robeco"), and The Vanguard Group ("Vanguard") were calculated upon the number of shares outstanding as of December 31, 2012. The number of shares outstanding as of December 31, 2012, was 73,779,358.

(2)
Mr. Peterschmidt's beneficial ownership includes (i) 36,363 RSU awards that will vest within 60 days of the Record Date, (ii) 50,000 shares held by the Peterschmidt Family Trust, and (iii) 700,000 shares of common stock exercisable within 60 days of the Record Date.

(3)
Mr. Pumilia's beneficial ownership includes (i) 10,000 RSU awards that will vest within 60 days of the Record Date and (ii) 329,637 shares of common stock exercisable within 60 days of the Record Date.

(4)
Mr. Genovese' beneficial ownership includes (i) 27,272 RSU awards that will vest within 60 days of the Record Date and (ii) 348,390 shares of common stock exercisable within 60 days of the Record Date.

(5)
Mr. Fogel's beneficial ownership includes (i) 6,818 RSU awards that will vest within 60 days of the Record Date and (ii) 38,704 shares of common stock exercisable within 60 days of the Record Date.

(6)
Mr. Douglas' beneficial ownership includes (i) 3,636 RSU awards that will vest within 60 days of the Record Date and (ii) 50,628 shares of common stock exercisable within 60 days of the Record Date.

(7)
Mr. van den Berg's beneficial ownership includes equity awards originally scheduled to vest through March 1, 2014, that were vested on March 1, 2013, pursuant to the severance agreement between Mr. van den Berg and the Company effective December 31, 2012.

(8)
Mr. Boustridge's beneficial ownership includes 1,881 RSU awards that will vest within 60 days of the Record Date.

(9)
Mr. Heitz's beneficial ownership includes 1,614 RSU awards that will vest within 60 days of the Record Date.

(10)
Dr. Lauks' beneficial ownership includes 2,458 RSU awards that will vest within 60 days of the Record Date.

(11)
Mr. Stevenson's beneficial ownership includes: (i) 5,592,368 shares of common stock held by the 1989 Bobby G. Stevenson Revocable Trust and the Bobby G. Stevenson Revocable Trust, both trusts of which Mr. Stevenson is the Settlor, Trustee, and Beneficiary; (ii) 204,798 shares and vested and exercisable options owned directly by Mr. Stevenson; (iii) 360,000 shares of common stock held by the Dixie Foundation, whose four directors include Mr. Stevenson, his wife, and his daughter; and (iv) 117,537 shares of common stock held in an IRA account. The reported beneficial ownership for Mr. Stevenson excludes 460,000 shares of common stock held in the Irrevocable First Stevenson Charitable Remainder Unitrust, of which shares Mr. Stevenson disclaims beneficial ownership. Mr. Stevenson's address is 5251 DTC Parkway, Suite 285, Greenwood Village, Colorado 80111.

(12)
Includes an aggregate of options to purchase 1,622,359 shares of common stock exercisable within 60 days of the Record Date and 90,042 RSU awards exercisable within 60 days of the Record Date.

(13)
On February 7, 2013, Black Rock filed information on Schedule 13G with the Commission reporting investments as of December 31, 2012. We have relied solely upon the filings with the Commission to provide the information herein. The address for Black Rock is 40 East 52nd Street, New York, NY 10022.

(14)
On February 11, 2013, Dimensional filed information on Schedule 13G with the Commission reporting investments as of December 31, 2012. We have relied solely upon the filings with the Commission to provide the information herein. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts, and accounts, collectively referred to as the "Funds"). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, neither Dimensional nor its subsidiaries possess voting and/or investment power over the common stock that is owned by the Funds and may be deemed to be the beneficial owner of common stock held by the Funds. Dimensional reported that all shares of Common Stock are owned by the Funds and Dimensional disclaims beneficial ownership of such securities. The address for Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(15)
On January 31, 2013, Invesco filed information on Schedule 13G with the Commission reporting investments in our common stock as of December 31, 2012. We have relied solely upon the filings with the Commission to provide the information herein. As of the date of the filing, Invesco reported that two of its subsidiaries (Invesco Advisors Inc. and Invesco PowerShares Capital Management) shared sole voting and sole dispositive power over the common stock. Invesco Advisors reported that the Invesco Small Capital Value Fund owns 8.59% of the stock and that the shareholders of the fund have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of the common stock. The address for Invesco is 1555 Peachtree Street NE, Atlanta, GA 30309.

(16)
On February 12, 2013, McClain filed information on Schedule 13G with the Commission reporting investments as of December 31, 2012. We have relied solely upon the filings with the Commission to provide the information herein. As of the date of the filing, McClain beneficially owned and held sole dispositive power over 4,914,867 shares and the sole power to vote 3,924,576 shares. The address for McClain is 175 Elm Street, New Canaan, CT 06840.

(17)
On February 6, 2013, Robeco filed information on Schedule 13G with the Commission reporting investments as of December 31, 2012. We have relied solely upon the filings with the Commission to provide the information herein. As of the date of the filing, Robeco beneficially owned and held sole dispositive power over 4,532,155 shares with the sole power to vote 2,902,255 shares. The address for Robeco is One Beacon Street, Boston, MA 02108.

(18)
On February 13, 2013, Vanguard filed information on Schedule 13G with the Commission reporting investments as of December 31, 2012. We have relied solely upon the filings with the Commission to provide the information herein. As of the date of the filing of the 13G, Vanguard beneficially owned 3,997,224 shares, of which it held sole power to vote 107,346 shares and sole dispositive power over 3,894,778 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard is the beneficial owner and investment manager of collective trust accounts holding 102,446 shares and shares voting power with Vanguard. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard is the beneficial owner of 4,900 shares as a result of its serving as investment manager of Australian investment offerings. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors, executive officers, and persons who beneficially own greater than 10% of a registered class of our equity securities file initial reports of ownership and changes in ownership of such securities with us and the Commission. Based solely upon our review of copies of the Section 16(a) reports and the written representations we have received from our reporting persons, we believe that during the year ended December 31, 2012, all of our directors, executive officers, and greater than 10% beneficial owners were in compliance with Section 16(a) reporting requirements.

Electronic Availability of Meeting Information

Available Information.    This proxy statement has been distributed with a copy of the Ciber, Inc. Annual Report on Form 10-K for the year ended December 31, 2012, as part of our 2013 Annual Report. If you wish to access an electronic version of this proxy statement or our 2012 Annual Report on Form 10-K please go to our website at www.ciber.com under "Financials."

On our website you will also find copies of our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to such reports filed or furnished by the Company. Our website also provides current corporate governance documents such as the Audit, Compensation, and Nominating/Corporate Governance Committee Charters, the Code of Business Conduct and Ethics, and other useful information about Ciber.

Request Email Delivery of Your 2014 Proxy Materials.    You can enjoy the benefits and convenience of electronic delivery of the proxy statement and online proxy voting. To learn about the service and to enroll for online delivery, please log on to www.ciber.com and select "Investor Relations," which will take you to Ciber's Investor Relations web page. Use the contact information provided under "Contact Investor Relations" to begin the enrollment process.

Proposals for the 2014 Annual Meeting

Shareholders may submit proposals on matters appropriate for shareholder action at our Annual Meeting of Shareholders. To have your proposal included in our proxy statement and to properly bring your proposal before the 2014 Annual Meeting of Shareholders, the Corporate Secretary of Ciber must receive your proposal at the address provided below by no later than December 6, 2013. In addition, all proposals must comply with our bylaws as well as Rule 14a-8 under the Securities Exchange Act of 1934 which provides the requirements for including a shareholder proposal in company-sponsored proxy materials. Shareholders will be furnished a copy of our bylaws, without charge, upon written request to the Corporate Secretary. If we determine that a proposal or nominee does not meet these requirements, we reserve the right to deem it ineligible for inclusion in our proxy statement or for presentation to our shareholders at the next annual meeting.

Please address all shareholder proposals to:

    Ciber, Inc.
    Attention: Corporate Secretary
    6363 South Fiddler's Green Circle, Suite 1400
    Greenwood Village, Colorado 80111

If any shareholder intends to present a proposal or nominee director at the 2014 Annual Meeting of Shareholders, but does not intend to include the proposal in our proxy statement or form of proxy, then the proposal or nomination must meet additional requirements. As provided in our bylaws, shareholders may submit proposals and make nominations for the election of directors only if written notice of the shareholder's intent to make such a nomination or nominations has been received by our Corporate Secretary no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the commencement of the preceding year's annual meeting. Accordingly, any proposals or nominees for the 2014 Annual Meeting of Shareholders must be received by our Corporate Secretary no earlier than January 8, 2014, and no later than February 7, 2014.

With respect to a proposal or nomination, a shareholder's notice to our Corporate Secretary must include:

    (i)
    as to each person whom the shareholder proposes to nominate for election as a director: (A) the name, age, business address and residence address of such person; (B) the principal occupation or employment of such person (present and for the past five years); (C) the class or series and number of shares of our capital stock which are owned beneficially and of record by such person; (D) a questionnaire (provided by us to the shareholder upon request) completed by the nominee that, among other things, inquiries into such person's independence; (E) such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (F) any other information relating to such person that would be required to be disclosed or other filings required to be made in connection with a solicitation of proxies for election of directors in an election contest, or is otherwise required, in such case pursuant to and in accordance with Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and
    (ii)
    as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf each proposal or nomination is made: (A) the name and record address of such shareholder, as they appear on the Company's books, and of such beneficial owner, if any, on whose behalf a proposal or nomination is made; (B) the class or series and number of shares of capital stock of the Company which are owned beneficially and of record by such shareholder and such beneficial owner, if any, as well as whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement, or understanding (including any short positions or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such shareholder or any such beneficial owner with respect to any share of stock of the Company; (C) a complete and accurate description of any agreement, arrangement, or understanding between or among such shareholder and such beneficial owner, any of their respective affiliates or associates, and any other person or persons in connection with such nomination or proposal and the name and address of any other person or persons known to the shareholder or such beneficial owner to support such nomination or proposal; (D) a complete and accurate description of any option, warrant, convertible security, or a settlement payment or mechanism at a price related to any class or series of capital stock of the Company, whether or not settled in cash or in securities of the Company, directly or indirectly owned by such shareholder or beneficial owner or such affiliate or associate; (E) a complete and accurate description of any agreement, arrangement or understanding (including without limitation any short positions, profits interests, hedging transactions, borrowed or loaned shares) that has been entered into or made as of the date of the shareholder's notice by, or on behalf of, such shareholder and such beneficial owner or such affiliate or associate, if any, the effect or intent of which is to mitigate loss to or manage risk of stock prices changes for, or to increase the voting power of, such shareholder or beneficial owner with respect to shares of capital stock of the Company; (F) a description of all arrangements or understandings, including, without limitation, between such shareholder and beneficial owner or such affiliate or associate, if any, and each proposed nominee and any other person or persons; (G) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting; (H) a representation whether such shareholder or such beneficial owner or such affiliate or associate, if any, or associates, intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company's outstanding capital stock required to elect the nominee or pass the proposal and/or (ii) otherwise to solicit proxies from shareholders in support of such proposal nomination; (I) any other information relating to such person that would be required to be disclosed or other filings required to be made in connection with a solicitation of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (J) a representation that the shareholder will update the information set forth in clauses (A) through (E) above as of the record date for the meeting by delivery of written notice to the Company promptly following the later of the record date or public announcement of the record date.

Notwithstanding anything in the bylaws to the contrary:

    (i)
    No person shall be eligible for election by the shareholders as a director of the Company unless nominated in accordance with the procedures set forth in the bylaws. The presiding officer at a meeting may, if the facts warrant, determine and declare to the meeting that the nomination was defective and not properly brought before the meeting in accordance with the provisions of the bylaws, and if that officer should so determine, he or she shall declare to the meeting that such defective nomination shall be disregarded.
    (ii)
    In the event that the number of directors to be elected to the Board of Directors of the Company at an annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased board of directors at least one hundred days prior to the first anniversary of the commencement of the preceding year's annual meeting, a shareholder's notice required by the bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Corporate Secretary at the principal executive offices of the Company not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company.

Other Matters for the 2013 Annual Meeting

Our Board does not intend to bring any other business before the Annual Meeting and our Board is not aware of any other matters that will be presented at the Annual Meeting. In the event that any other business is properly brought before the Annual Meeting, the designated proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

Exhibits

Exhibit A—Ciber, Inc. Amended and Restated 2004 Incentive Plan

CIBER, INC.
2004 INCENTIVE PLAN
(Amended and Restated Effective as of May ~~18, 2011~~8, 2013)

SECTION 1
INTRODUCTION

        1.1    Establishment.    CIBER, Inc. hereby amends and restates the CIBER, Inc. 2004 Incentive Plan (the "Plan") for certain officers, employees, consultants, and directors of the Company.

        1.2    Purposes.    The purposes of the Plan are to provide the officers, employees, consultants, and directors of the Company selected for participation in the Plan with added incentives to continue in the long-term service of the Company and to create in such persons a more direct interest in the future success of the operations of the Company by relating incentive compensation to increases in stockholder value, so that the income of such persons is more closely aligned with the income of the Company's stockholders. The Plan is also designed to enhance the ability of the Company to attract, retain and motivate officers, employees, consultants, and directors by providing an opportunity for investment in the Company.

SECTION 2
DEFINITIONS

        2.1    Definitions.    The following terms shall have the meanings set forth below:

          (a)   "Administrator" means (i) the Board, or (ii) one or more committees of the Board to whom the Board has delegated all or part of its authority under this Plan. Any committee under clause (ii) hereof which makes grants to "officers" of the Company (as that term is defined in Rule 16a-1(f) promulgated under the Exchange Act) shall be composed of not less than the minimum number of persons from time to time required by Rule 16b-3, each of whom, to the extent necessary to comply with Rule 16b-3 only, shall be a Nonemployee Director. Further, if the Administrator consists of less than the entire Board, then to the extent necessary for any Award to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, each member of the Administrator will be an Outside Director. For purposes of the preceding provisions, if one or more members of the Administrator is not a Nonemployee or not an Outside Director, but recuses himself or herself or abstains from voting with respect to a particular action taken by the Administrator, then the Administrator, with respect to the action, will be deemed to consist only of the members of the Administrator who have not recused themselves or abstained from voting.

          (b)   "Affiliated Corporation" means (i) any corporation or other entity (including but not limited to a partnership) that directly, or through one or more intermediaries controls, is controlled by, or is under common control with, CIBER, Inc., or (ii) any entity in which the Company has a significant equity interest, as determined by the Administrator.

          (c)   "Award" means a grant made under this Plan in the form of Stock, Options, Restricted Stock, Performance Shares, or Performance Units.

          (d)   "Board" means the board of directors of the Company.

          (e)   "Company" means CIBER, Inc., a Delaware corporation, together with its Affiliated Corporations except where the context otherwise requires.

          (f)    "Consultant" means any person, including an advisor, engaged by the Company to render consulting or advisory services and who is compensated for such services and such person is eligible to receive shares registered on Form S-8 under the Securities Act. Mere service as a Director or payment of a director's fee by the Company or an Affiliated Corporation shall not be sufficient to constitute "consulting or advisory services" rendered to the Company or an Affiliated Corporation.

          (g)   "Director" means a member of the Board.

          (h)   "Effective Date" means May ~~18, 2011. The original "Effective Date" of the Plan was April 27, 2004~~8, 2013.

          (i)    "Employee" means any person who is a full or part-time employee (including, without limitation, an officer or director who is also an employee) of the Company or any Affiliated Corporation or any division thereof. The term also includes future employees who have received a formal offer of employment.

          (j)    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (k)   "Executive Officer" shall mean an officer as defined in Exchange Act Rule 16a-1(f) and any person deemed to be an "executive officer" within the scope of Section 13(k) of the Exchange Act.

          (l)    "Fair Market Value" means, as of any date, the value of the Stock determined as follows:

              (i)  If the Stock is listed on any established stock exchange or a national market system, its Fair Market Value shall be the closing sales price for such Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

             (ii)  If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

            (iii)  In the absence of an established market for the Stock, the Fair Market Value shall be determined by the Administrator in accordance with Section 409A of the Internal Revenue Code.

          (m)  "Incentive Stock Option" means any Option designated as such and granted in accordance with the requirements of Section 422 of the Internal Revenue Code.

          (n)   "Internal Revenue Code" means the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

          (o)   "Nonemployee Director" means a Director who is a "nonemployee director" within the meaning of Rule 16b-3 promulgated under the Exchange Act.

          (p)   "Non-Statutory Option" means any Option other than an Incentive Stock Option.

          (q)   "Option" means a right to purchase Stock at a stated price for a specified period of time.

          (r)   "Option Price" means the price at which Shares of Stock subject to an Option may be purchased, determined in accordance with Section 7.2(b).

          (s)   "Outside Director" means a Director who is an "outside director" within the meaning of Internal Revenue Code Section 162(m).

          (t)    "Participant" means an Employee or Director of, or Consultant to, the Company designated by the Administrator from time to time during the term of the Plan to receive one or more Awards under the Plan.

          (u)   "Performance Cycle" means the period of time as specified by the Administrator over which Performance Share or Performance Units are to be earned.

          (v)   "Performance Shares" means an Award made pursuant to Section 9 which entitles a Participant to receive Shares, their cash equivalent or a combination thereof based on the achievement of performance targets during a Performance Cycle.

          (w)  "Performance Units" means an Award made pursuant to Section 9 which entitles a Participant to receive cash, Stock or a combination thereof based on the achievement of performance targets during a Performance Cycle.

          (x)   "Plan Year" means each 12-month period beginning January 1 and ending the following December 31, except that for the first year of the Plan it shall begin on the Effective Date and extend to December 31 of that year.

          (y)   "Restricted Stock" means Stock granted under Section 8 that is subject to restrictions imposed pursuant to such Section.

          (z)   "Service Provider" means an Employee or Director of, or Consultant to, the Company or an Affiliated Corporation.

          (aa) "Share" means a share of Stock.

          (bb) "Stock" means the common stock, $.01 par value, of the Company.

          (cc) "Stock Option Agreement" means a written document delivered by the Company to the recipient of an Option specifying the terms of such Option. Such document must specify, at a minimum, the number of Shares subject to the Option, the exercise price, any vesting schedule, and any terms which vary from the default provisions provided in the Plan. Such document need not be signed by the Option recipient.

        2.2    Gender and Number.    Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

SECTION 3
PLAN ADMINISTRATION

        3.1    Authority of Administrator.    The Plan shall be administered by the Administrator. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Administrator by the Plan, the Administrator shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to eligible Participants; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) subject to Section 7(g), determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances to accelerate the exercisability of any Award or the end of a Performance Cycle or the termination of the restriction period for any Restricted Stock Award; (vii) correct any defect, supply any omission, reconcile any inconsistency and otherwise interpret and administer the Plan and any instrument or agreement relating to the Plan or any Award hereunder; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of the Plan. To the extent necessary or appropriate, the Administrator may adopt sub-plans consistent with the Plan to conform to applicable state or foreign securities or tax laws.

        3.2    Determinations Under the Plan.    Unless otherwise expressly provided in the Plan all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Administrator, may be made at any time and shall be final, conclusive, and binding upon all persons, including the Company, any Affiliated Corporation, any Participant, any holder or beneficiary of any Award, and any stockholder. No member of the Administrator shall be liable, in the absence of bad faith, for any act or omission with respect to his or her services as an Administrator. Service on a committee acting as the Administrator shall constitute service as a director of the Company entitling members to any indemnification of liability benefits applicable to directors with respect to their services as Administrator.

        3.3    Delegation of Certain Responsibilities.    The Administrator may, in its sole discretion, delegate to appropriate officers of the Company the administration of the Plan under this Section 3; provided, however, that no such delegation by the Administrator shall be made (i) if such delegation would not be permitted under applicable law or (ii) with respect to the administration of the Plan as it affects Executive Officers or Directors of the Company, and provided further that the Administrator may not delegate its authority to correct errors, omissions or inconsistencies in the Plan. Subject to the above limitations, the Administrator may delegate to the Chief Executive Officer of the Company its authority under this Section 3 to grant Awards to employees who are not Executive Officers or Directors of the Company. All authority delegated by the Administrator under this Section 3.3 shall be exercised in accordance with the provisions of the Plan and any guidelines for, conditions on, or limitations to the exercise of such authority that may from time to time be established by the Administrator.

SECTION 4
STOCK SUBJECT TO THE PLAN

        4.1    Number of Shares.    Subject to adjustment as provided in Section 4.3, ~~5,000,000 Shares were initially authorized for issuance under the Plan~~and in accordance with the provisions of the Plan and subject to such restrictions or other provisions as the Administrator may from time to time deem necessary~~. As~~, as of the Effective Date of the amendment and restatement of the Plan, ~~4,750,000 additional Shares for~~ a total of ~~14,750~~20,350,000 Shares have been authorized for issuance under the Plan ~~in accordance with the provisions of the Plan and subject to such restrictions or other provisions as the Administrator may from time to time deem necessary~~. Subject to adjustment as provided in Section 4.3, no Participant may be granted Awards in any twelve-month period with respect to more than 1,000,000 Shares. The Shares may be divided among the various Plan components as the Administrator shall determine, except that no more than ~~14,750~~20,350,000 Shares as calculated pursuant to Section 4.2 shall be cumulatively available for the grant of Incentive Stock Options under the Plan. Any Shares that are subject to Awards ~~of Options~~under the Plan shall be counted against the limit set forth herein as one share for every one Share subject to an Award ~~of Options. Any Shares that are subject to Awards other than Options shall be counted against the limit set forth herein as 1.6 Shares for every one Share granted.~~. The Company shall at all times during the term of the Plan and while any ~~Options~~Awards are outstanding retain as authorized and unissued Stock, or as treasury Stock, at least the number of Shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

        4.2    Unused and Forfeited Stock.    If any Shares covered by an Award (including those outstanding as of the Effective Date) are not purchased or are forfeited or expire, or if an Award otherwise terminates without delivery of any Shares subject thereto or is settled in cash in lieu of shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture, termination or expiration, again be available for making Awards under the Plan ~~in the same amount as such shares were counted~~

~~against the limit set forth in Section 4.1~~. Any Shares deducted or delivered from an Award other than an Option in connection with the Company's tax withholding obligations shall again be available for making Awards under the Plan. The number of Shares available for issuance under the Plan shall not be increased by (i) any Shares tendered or withheld or Award surrendered in connection with the purchase of Shares of Stock upon exercise of an Option, ~~(ii) any Shares deducted or delivered from an Award payment in connection with the Company's tax withholding obligations, or (iii)~~ or (ii) purchased by the Company with proceeds from Option exercises.

        4.3    Adjustments for Stock Split, Stock Dividend, etc.    If the Company shall at any time increase or decrease the number of its outstanding Shares of Stock or change in any way the rights and privileges of such Shares by means of the payment of a stock dividend or any other distribution upon such Shares payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock, then in relation to the Stock that is affected by one or more of the above events, the numbers, rights and privileges of (i) the Shares as to which Awards may be granted under the Plan, and (ii) the Shares then included in each outstanding Option, Performance Share or Performance Unit granted hereunder, shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence.

        4.4    Dividend Payable in Stock of Another Corporation, etc.    Except as set forth in Section 4.5 below, if the Company shall at any time pay or make any dividend or other distribution upon the Stock payable in securities of another corporation or other property (except money or Stock), a proportionate part of such securities or other property shall be set aside and delivered to any Participant then holding an Award for the particular type of Stock for which the dividend or other distribution was made, upon exercise thereof in the case of Options, and the vesting thereof in the case of other Awards. Prior to the time that any such securities or other property are delivered to a Participant in accordance with the foregoing, the Company shall be the owner of such securities or other property and shall have the right to vote the securities, receive any dividends payable on such securities, and in all other respects shall be treated as the owner. If securities or other property which have been set aside by the Company in accordance with this Section are not delivered to a Participant because an Award is not exercised or otherwise vested, then such securities or other property shall remain the property of the Company and shall be dealt with by the Company as it shall determine in its sole discretion.

        4.5    Spin-offs.    If the Company shall at any time pay or make any dividend or other distribution upon the Stock in the nature of a spin-off, for example a dividend payable in securities of an Affiliated Corporation, the Administrator shall in its discretion determine what changes are equitably required to outstanding Awards to effect the spin-off, including but not limited to treating Awards of Employees remaining with the Company differently from Awards to Employees of the newly spun-off entity, substituting Awards for Company Stock for Awards of stock in the spun-off entity, and allowing either the Company, the spun-off entity or both to hold the securities or property set aside for Award participants; provided however, that the Administrator shall adjust outstanding Awards only in a manner permitted under Treas. Reg. Section 1.409A-1(b)(5)(v)(D).

        4.6    Other Changes in Stock.    In the event there shall be any change, other than as specified in Sections 4.3, 4.4 and 4.5, in the number or kind of outstanding Shares of Stock or of any stock or other securities into which the Stock shall be changed or for which it shall have been exchanged, and if the Administrator shall in its discretion determine that such change equitably requires an adjustment in the number or kind of Shares subject to outstanding Awards or which have been reserved for issuance pursuant to the Plan but are not then subject to an Award, then such adjustments shall be made by the Administrator and shall be effective for all purposes of the Plan and on each outstanding Award that involves the particular type of stock for which a change was effected; provided however, that the Administrator shall adjust outstanding Awards only in a manner permitted under Treas. Reg. Section 1.409A-1(b)(5)(v)(D).

        4.7    General Adjustment Rules.    If any adjustment or substitution provided for in this Section 4 shall result in the creation of a fractional Share under any Award, the number of Shares under the Award shall be rounded down to the next whole number.

        4.8    Determination by Administrator.    Adjustments under this Section 4 shall be made by the Administrator, whose determinations with regard thereto shall be final and binding upon all persons.

SECTION 5
REORGANIZATION OR LIQUIDATION

        In the event that the Company is merged or consolidated with another corporation (other than a merger or consolidation in which the Company is the continuing corporation and which does not result in any reclassification or change of outstanding Shares), or if all or substantially all of the assets or more than 50% of the outstanding voting stock of the Company is acquired by any other corporation, business entity or person (other than a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by the Company), or in case of a reorganization (other than a reorganization under the United States Bankruptcy Code) or liquidation of the Company, and if the provisions of Section 11 do not apply, the Administrator, or the board of directors of any corporation assuming the obligations of the Company, shall, have the power and discretion to prescribe the terms and conditions for the exercise, or modification, of any outstanding Awards granted hereunder in any manner permitted under Code Section 409A and Treas. Reg. Section 1.409A-1(b)(5)(v)(D). By way of illustration, and not by way of limitation, the Administrator may provide for the complete or partial acceleration of the dates of exercise of the Options, or may provide that such Options will be exchanged or converted into options to acquire securities of the surviving or acquiring corporation, or may provide for a payment or distribution in respect of outstanding Options (or the portion thereof that is currently exercisable) in cancellation thereof. The Administrator may remove restrictions on Restricted Stock and may modify the performance requirements for any other Awards in any manner that does not constitute a violation of Code Section 409A. The Administrator may provide that Stock or other Awards granted hereunder must be exercised in connection with the closing of such transaction, and that if not so exercised such Awards will expire. Any such determinations by the Administrator may be made generally with respect to all Participants, or may be made on a case-by-case basis with respect to particular Participants. The provisions of this Section 5 shall not apply to any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company's capital stock.

SECTION 6
PARTICIPATION

        Participants in the Plan shall be those Employees, Directors, or Consultants who, in the judgment of the Administrator, are performing, or during the term of their incentive arrangement will perform, important services in the management, operation and development of the Company, and significantly contribute, or are expected to significantly contribute, to the achievement of long-term corporate economic objectives. Participants may be granted from time to time one or more Awards; provided, however, that the grant of each such Award shall be separately approved by the Administrator, receipt of one such Award shall not result in automatic receipt of any other Award, and written notice shall be given to such person, specifying the terms, conditions, rights and duties related thereto; and further provided that Incentive Stock Options shall not be granted to (i) Consultants, (ii) part-time employees, (iii) Nonemployee Directors, or (iv) Employees of any partnership or other entity which is included within the definition of an Affiliated Corporation but whose employees are not permitted to receive Incentive Stock Options under the Internal Revenue Code. Each Participant shall enter into an agreement with the Company, in such form as the Administrator shall determine and which is consistent with the provisions of the Plan, specifying such terms, conditions, rights and duties. Awards shall be deemed to be granted as of the date specified in the grant resolution of the Administrator, which date shall be the date of any related agreement with the Participant. In the event of any inconsistency between the provisions of the Plan and any such agreement entered into hereunder, the provisions of the Plan shall govern.

SECTION 7
STOCK OPTIONS TO EMPLOYEES AND CONSULTANTS

        7.1    Grant of Options to Employees and Consultants.    Coincident with or following designation for participation in the Plan, a Participant (other than a Nonemployee Director) may be granted one or more Options. The Administrator in its sole discretion shall designate whether an Option is to be considered an Incentive Stock Option or a Non-Statutory Option. The Administrator may grant both an Incentive Stock Option and a Non-Statutory Option to the same Participant at the same time or at different times. Incentive Stock Options and Non-Statutory Options, whether granted at the same or different times, shall be deemed to have been awarded in separate grants, shall be clearly identified, and in no event shall the exercise of one Option affect the right to exercise any other Option or affect the number of Shares for which any other Option may be exercised.

        7.2    Option Agreements.    Each Option granted under the Plan shall be evidenced by a Stock Option Agreement which shall be delivered by the Company to the Participant to whom the Option is granted (the "Option Holder"). Except as otherwise set forth in a Stock Option Agreement delivered to the Participant, each Option shall be governed by the following terms and conditions, as well as such other terms and conditions not inconsistent therewith as the Administrator may consider appropriate in each case.

          (a)    Number of Shares.    Each Stock Option Agreement shall state that it covers a specified number of Shares, as determined by the Administrator. To the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Participant during any year (under all plans of the Company and any Affiliated Corporation) exceeds $100,000, such Options shall be treated as not being Incentive Stock Options. The foregoing shall be applied by taking Options into account in the order in which they were granted. For the purposes of the foregoing, the Fair Market Value of any Share shall be determined as of the time the Option with respect to such Share is granted. In the event the foregoing results in a portion of an Option designated as an Incentive Stock Option exceeding the $100,000 limitation, only such excess shall be treated as not being an Incentive Stock Option.

          (b)    Price.    The price at which each Share covered by an Option may be purchased shall be determined in each case by the Administrator and set forth in the Stock Option Agreement. In no event shall the Option Price for any Share be less than the Fair Market Value of the Stock on the date the Option is granted. Further, the Option Price for each Share covered by an Incentive Stock Option granted to an Employee who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company must be at least 110% of the Fair Market Value of the Stock subject to the Incentive Stock Option on the date the Option is granted.

          (c)    Duration of Options.    The Administrator shall determine the period of time within which the Option may be exercised by the Option Holder (the "Option Period"). The Option Period must expire, in all cases, not more than seven years from the date an Option is granted; provided, however, that the Option Period of an Incentive Stock Option granted to an Employee who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company must expire not more than five years from the date such Option is granted. Any Option Period determined by the Administrator to be shorter than the seven or five-year term set forth above, must be set forth in a Stock Option Agreement. Each Stock Option Agreement shall also state the periods of time, if any, as determined by the Administrator, when incremental portions of each Option shall vest. If any Option is not exercised during its Option Period, it shall be deemed to have been forfeited and of no further force or effect.

          (d)    Termination of Service, Retirement, Death or Disability.    Except as otherwise provided in the Stock Option Agreement, each Option shall be governed by the following terms with respect to the exercise of the Option if an Option Holder ceases to be a Service Provider:

              (i)  If the Option Holder ceases to be a Service Provider within the Option Period for cause, as determined by the Company, the Option shall thereafter be void for all purposes. As used in this Section 7.2(d), "cause" shall mean (A) if applicable, "cause" as defined on a written contract between the Option Holder and the Company, or (B) in any other case, a gross violation, as determined by the Company, of the Company's established policies and procedures. The effect of this Section 7.2(d)(i) shall be limited to determining the consequences of a termination, and nothing in this Section 7.2(d)(i) shall restrict or otherwise interfere with the Company's discretion with respect to the termination of any Service Provider.

             (ii)  If the Option Holder ceases to be a Service Provider with the Company in a manner determined by the Board, in its sole discretion, to constitute retirement (which determination shall be communicated to the Option Holder within 10 days of such termination), the Option may be exercised by the Option Holder, or in the case of death, by the persons specified in clause (iii) of this Section 7.2(d), within three months following his or her retirement if the Option is an Incentive Stock Option or within twelve months following his or her retirement if the Option is a Non-Statutory Stock Option (provided in each case that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date the Option Holder ceases to be a Service Provider.

            (iii)  If the Option Holder dies (A) while he or she is a Service Provider, (B) within the three-month period referred to in clause (v) below, or (C) within the three or twelve-month period referred to in clause (ii) above, the Option may be exercised by those entitled to do so under the Option Holder's will or by the laws of descent and distribution within twelve months following the Option Holder's death (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date the Option Holder ceased to be a Service Provider.

            (iv)  If the Option Holder becomes disabled (within the meaning of Section 22(e) of the Internal Revenue Code) while a Service Provider, Incentive Stock Options held by the Option Holder may be exercised by the Option Holder within twelve months following the date the Option Holder ceases to be a Service Provider (provided that such exercise must occur within the Option Period), but not thereafter. If the Option Holder becomes disabled (within the meaning of Section 22(e) of the Internal Revenue Code) while a Service Provider or within three-month period referred to in clause (v) below or within the twelve-month period following his or her retirement as provided in clause (ii) above, Non-Statutory Options held by the Option Holder may be exercised by the Option Holder within twelve months following the date of the Option Holder's disability (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date the Option Holder ceased to be a Service Provider.

             (v)  If the Option Holder ceases to be a Service Provider within the Option Period for any reason other than cause, retirement as provided in clause (ii) above, disability as provided in clause (iv) above or the Option Holder's death, the Option may be exercised by the Option Holder within three months following the date of such cessation (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date that the Option Holder ceases to be a Service Provider

          (e)    Exercise, Payments, etc.

              (i)  The method for exercising each Option granted under the Plan shall be by delivery to the Corporate Secretary of the Company or an agent designated pursuant to Section 18 of a notice specifying the number of Shares with respect to which such Option is exercised and payment of the Option Price. Such notice shall be in a form satisfactory to the Administrator and shall specify the particular Option (or portion thereof) which is being exercised and the number of Shares with respect to which the Option is being exercised. The exercise of the Option shall be deemed effective upon receipt of such notice by the Corporate Secretary or a designated agent and payment to the Company. The purchase of such Stock shall be deemed to take place at the principal office of the Company upon delivery of such notice, at which time the purchase price of the Stock shall be paid in full by any of the methods or any combination of the methods set forth in (ii) below. A properly executed certificate or certificates representing the Stock shall be issued by the Company and delivered to the Option Holder. If certificates representing Stock are used to pay all or part of the Option Price, separate certificates for the same number of Shares of Stock shall be issued by the Company and delivered to the Option Holder representing each certificate used to pay the Option Price, and an additional certificate shall be issued by the Company and delivered to the Option Holder representing the additional shares, in excess of the Option Price, to which the Option Holder is entitled as a result of the exercise of the Option.

             (ii)  The exercise price shall be paid by any of the following methods or any combination of the following methods:

              (A)  in cash;

              (B)  by cashier's check payable to the order of the Company;

              (C)  if authorized by the Administrator, in its sole discretion, by delivery to the Company of certificates representing the number of Shares then owned by the Option Holder, the Fair Market Value of which equals the purchase price of the Stock purchased pursuant to the Option, properly endorsed for transfer to the Company; provided however, that Shares used for this purpose must have been held by the Option Holder for more than six months; and provided further that the Fair Market Value of any Shares delivered in payment of the purchase price upon exercise of the Option shall be the Fair Market Value as of the exercise date, which shall be the date of delivery of the certificates for the Stock used as payment of the Option Price;

              (D)  if authorized by the Administrator, in its sole discretion, and subject to applicable law, including Section 402 of the Sarbanes-Oxley Act, by delivery by a Participant (other than an Executive Officer or Director) to the Company of a properly executed notice of exercise together with irrevocable instructions to a broker to deliver to the Company promptly the amount of the proceeds of the sale of all or a portion of the

      Stock or of a loan from the broker to the Option Holder necessary to pay the exercise price; or

              (E)  net exercise of Options subject to an Award;

              (F)  if authorized by the Administrator, in its sole discretion, any combination of these methods.

            (iii)  In the sole discretion of the Administrator, the Company may, subject to applicable law, including Section 402 of the Sarbanes-Oxley Act, guaranty a third-party loan obtained by a Participant (other than an Executive Officer or Director) to pay part or all of the Option Price of the Shares provided that such loan or the Company's guaranty is secured by the Shares and the loan bears interest at a market rate. The Company may not make or guaranty loans to Executive Officers or Directors.

          (f)    Date of Grant.    An option shall be considered as having been granted on the date specified in the grant resolution of the Administrator.

          (g)    No Repricing of Options.    The Administrator shall not, without approval of the Company's stockholders, (a) accept the surrender of any outstanding Option when the Fair Market Value of a Share is less than the Option Price of such outstanding Option and to grant a new Option or other Award in substitution for such surrendered Option or to pay cash in connection with such surrender, (b) reduce the Option Price of any outstanding Option, or (c) take any other action, including an exchange or substitution, that would be treated as a repricing of outstanding Options under the rules of the primary stock exchange on which the Stock is listed; provided, that this Section 7(g) shall not be deemed to limit the making of appropriate adjustments to outstanding Options with respect to stock splits, recapitalizations, reorganizations, liquidations, or similar events as provided elsewhere in the Plan.

SECTION 8
STOCK AWARDS

        8.1    Awards Granted by Administrator.    Coincident with or following designation for participation in the Plan, a Participant (other than a Nonemployee Director) may be granted one or more unrestricted Stock Awards or Restricted Stock Awards consisting of Shares. A Stock Award may be paid by delivery of Stock, in cash or in a combination of Stock and cash, as determined by the Administrator.

        8.2    Restrictions.    A Participant's right to retain a Restricted Stock Award granted to such Participant under Section 8.1 shall be subject to such restrictions, including but not limited to the Participant's continuing to perform as a Service Provider for a restriction period specified by the Administrator, or the attainment of specified performance goals and objectives, as may be established by the Administrator with respect to such Award. The Administrator may, in its sole discretion, require different periods of service or different performance goals and objectives with respect to (i) different Participants, (ii) different Restricted Stock Awards, or (iii) separate, designated portions of the Shares constituting a Restricted Stock Award.

        8.3    Privileges of a Stockholder, Transferability.    A Participant shall have all voting, dividend, liquidation and other rights with respect to Stock in accordance with its terms received by such Participant as a Stock Award under this Section 8 upon the Participant's becoming the holder of record of such Stock; provided, however, that the Participant's right to sell, encumber or otherwise transfer Restricted Stock shall be subject to the limitations of Section 12.2 hereof.

        8.4    Enforcement of Restrictions.    The Administrator may in its sole discretion require one or more of the following methods of enforcing the restrictions referred to in Section 8.2 and 8.3:

          (a)   placing a legend on the stock certificates referring to the restrictions as follows:

    THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE AND TRANSFERABILITY RESTRICTIONS AS SET FORTH IN THE RESTRICTED STOCK AGREEMENT BETWEEN THE SHAREHOLDER AND CIBER, INC. DATED                  . A COPY OF THE RESTRICTED STOCK AGREEMENT IS ON FILE AT THE EXECUTIVE OFFICE OF CIBER, INC.

          (b)   requiring the Participant to keep the stock certificates, duly endorsed, in the custody of the Company while the restrictions remain in effect; or

          (c)   requiring that the stock certificates, duly endorsed, be held in the custody of a third party while the restrictions remain in effect.

        8.5    Termination of Service, Death or Disability.    In the event of the death or disability (within the meaning of Section 22(e) of the Internal Revenue Code) of a Participant, or the retirement of a Participant as provided in Section 7.2(d)(ii), all service period and other restrictions applicable to Restricted Stock Awards then held by him shall lapse, and such Awards shall become fully nonforfeitable. Subject to Sections 5 and 10, in the event a Participant ceases to be a Service Provider for any other reason, any Restricted Stock Awards as to which the service period or other restrictions have not been satisfied shall be forfeited.

SECTION 9
PERFORMANCE SHARES AND PERFORMANCE UNITS

        9.1    Awards Granted by Administrator.    Coincident with or following designation for participation in the Plan, a Participant (other than a Nonemployee Director) may be granted Performance Shares or Performance Units.

        9.2    Amount of Award.    The Administrator shall establish a maximum amount of a Participant's Award, which amount shall be denominated in Shares in the case of Performance Shares or in dollars in the case of Performance Units.

        9.3    Communication of Award.    Written notice of the maximum amount of a Participant's Award and the Performance Cycle determined by the Administrator shall be given to a Participant as soon as practicable after approval of the Award by the Administrator.

        9.4    Amount of Award Payable.    The Administrator shall establish maximum and minimum performance targets to be achieved during the applicable Performance Cycle. Performance targets established by the Administrator shall relate to corporate, group, unit or individual performance and may be established in terms of earnings, growth in earnings, ratios of earnings to equity or assets, or such other measures or standards determined by the Administrator. Multiple performance targets may be used and the components of multiple performance targets may be given the same or different weighting in determining the amount of an Award earned, and may relate to absolute performance or relative performance measured against other groups, units, individuals or entities. Achievement of the maximum performance target shall entitle the Participant to payment (subject to Section 9.6) at the full or maximum amount specified with respect to the Award; provided, however, that notwithstanding any other provisions of this Plan, in the case of an Award of Performance Shares the Administrator in its discretion may establish an upper limit on the amount payable (whether in cash or Stock) as a result of the achievement of the maximum performance target. The Administrator may also establish that a portion of a full or maximum amount of a Participant's Award will be paid (subject to Section 9.6) for performance which exceeds the minimum performance target but falls below the maximum performance target applicable to such Award.

        9.5    Adjustments.    At any time prior to payment of a Performance Share or Performance Unit Award, the Administrator may adjust previously established performance targets or other terms and conditions to reflect events such as changes in laws, regulations, or accounting practice, or mergers, acquisitions or divestitures.

        9.6    Payments of Awards.    Following the conclusion of each Performance Cycle, the Administrator shall determine the extent to which performance targets have been attained, and the satisfaction of any other terms and conditions with respect to an Award relating to such Performance Cycle. The Administrator shall determine what, if any, payment is due with respect to an Award and whether such payment shall be made in cash, Stock or some combination. Payment shall be made in a lump sum, as promptly as practicable following the end of the applicable Performance Cycle, but no later than 2 1/2 months following the end of the later of (a) the fiscal year of the Company in which the applicable Performance Cycle ends or (b) the tax year of the Service Provider in which the applicable Performance Cycle ends.

        9.7    Termination of Employment.    If a Participant ceases to be a Service Provider before the end of a Performance Cycle by reason of his death or disability as provided in Section 7.2(d)(iv), the Performance Cycle for such Participant for the purpose of determining the amount of the Award payable and the timing of such payment shall end at the end of the calendar quarter immediately preceding the date on which such Participant ceased to be a Service Provider (the "Modified Performance Cycle"). The amount of an Award payable to a Participant to whom the preceding sentence is applicable (a) shall be that fraction of the Award computed pursuant to the preceding sentence, the numerator of which is the number of calendar quarters during the Performance Cycle during all of which said Participant was a Service Provider and the denominator of which is the number of full calendar quarters in the Performance Cycle and (b) shall be payable no later than 2 1/2 months following the end of the later of (a) the fiscal year of the Company in which the applicable Modified Performance Cycle ends or (b) the tax year of the Service Provider in which the applicable Modified Performance Cycle ends. Upon any other termination of Participant's services as a Service Provider during a Performance Cycle, participation in the Plan shall cease and all outstanding Awards of Performance Shares or Performance Units to such Participant shall be canceled.

SECTION 10
CHANGE IN CONTROL

        10.1    Options, Restricted Stock.    In the event of a change in control of the Company as defined in Section 11.3, then the Administrator may, in its sole discretion, without obtaining stockholder approval, to the extent permitted in Section 15, take any or all of the following actions: (a) accelerate the exercise dates of any outstanding Options or make all such Options fully vested and exercisable; (b) grant a cash bonus award to any Option Holder in an amount necessary to pay the Option Price of all or any portion of the Options then held by such Option Holder; (c) pay cash to any or all Option Holders in exchange for the cancellation of their outstanding Options in an amount equal to the difference between the Option Price of such Options and the greater of the tender offer price for the underlying Stock or the Fair Market Value of the Stock on the date of the cancellation of the Options; (d) make any other adjustments or amendments to the outstanding Options; and (e) eliminate all restrictions with respect to Restricted Stock and deliver Shares free of restrictive legends to any Participant.

        10.2    Performance Shares and Performance Units.    Under the circumstances described in Section 11.1, the Administrator may, in its sole discretion, and without obtaining stockholder approval, to the extent permitted in Section 15, provide for payment of outstanding Performance Shares and Performance Units at the maximum award level or any percentage thereof.

        10.3    Definition.    For purposes of the Plan, a "change in control" shall be deemed to have occurred if: (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than Bobby G. Stevenson or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or under a trust, the grantor of which is Bobby G. Stevenson, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 33 1/3% of the then outstanding voting stock of the Company; or (b) at any time during any period of three consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or (c) upon a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

SECTION 11
CONTINUATION OF SERVICES; TRANSFERABILITY

        11.1    Continuation of Services.    Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of his or her services as a Service Provider, or interfere in any way with the right of the Company, subject to the terms of any separate employment or consulting agreement to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of Participant's services as a Service Provider shall be determined by the Administrator at the time of such leave in accordance with then current laws and regulations.

        11.2    Nontransferability.    Except as provided in Section 12.3, no right or interest of any Participant in an Award granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Participant, except (if otherwise permitted under Section 12.4) pursuant to a domestic relations order, either voluntarily or involuntarily, or be subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of a Participant's death, a Participant's rights and interests in Options shall, if otherwise permitted under Section 12.4, be transferable by testamentary will or the laws of descent and distribution, and payment of any amounts due under the Plan shall be made to, and exercise of any Options may be made by, the Participant's legal representatives, heirs or legatees. If, in the opinion of the Administrator, a person entitled to payments or to exercise rights with respect to the Plan is disabled from caring for his or her affairs because of mental condition, physical condition or age, payment due such person may be made to, and such rights shall be exercised by, such person's guardian, conservator or other legal personal representative upon furnishing the Administrator with evidence satisfactory to the Administrator of such status. Transfers shall not be deemed to include transfers to the Company or "cashless exercise" procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of Awards consistent with applicable laws and the authorization of the Administrator.

        11.3    Permitted Transfers.    Pursuant to conditions and procedures established by the Administrator from time to time, the Administrator may permit Awards (other than Incentive Stock Options) to be transferred to, exercised by and paid to certain persons or entities related to a Participant, including but not limited to members of the Participant's immediate family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant's immediate family and/or charitable institutions. In the case of initial Awards, at the request of the Participant, the Administrator may permit the naming of the related person or entity as the Award recipient. Any permitted transfer shall be subject to the condition that the Administrator receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes on a gratuitous or donative basis and without consideration (other than nominal consideration).

        11.4    Limitations on Incentive Stock Options.    Notwithstanding anything in this Agreement (or in any Stock Option Agreement evidencing the grant of an Option hereunder) to the contrary, Incentive Stock Options shall be transferable only to the extent permitted by Section 422 of the Internal Revenue Code and the treasury regulations thereunder without affecting the Option's qualification under Section 422 as an Incentive Stock Option.

SECTION 12
GENERAL RESTRICTIONS

        12.1    Investment Representations.    The Company may require any person to whom an Option or other Award is granted, as a condition of exercising such Option or receiving Stock under the Award, to give written assurances in substance and form satisfactory to the Company and its counsel to the effect that such person is acquiring the Stock subject to the Option or the Award for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws. Legends evidencing such restrictions may be placed on the certificates evidencing the Stock.

        12.2    Compliance with Securities Laws.    Each Award shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing, registration or qualification of the Shares subject to such Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of Shares thereunder, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Administrator. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

        12.3    Stock Restriction Agreement.    The Administrator may provide that Shares of Stock issuable pursuant to an Award shall, under certain conditions, be subject to restrictions whereby the Company has a right of first refusal with respect to such shares or a right or obligation to repurchase all or a portion of such shares, which restrictions may survive a Participant's cessation or termination as a Service Provider.

        12.4    Stockholder Privileges.    No Award Holder shall have any rights as a stockholder with respect to any Shares covered by an Award until the Award Holder becomes the holder of record of such Stock, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Award Holder becomes the holder of record of such Stock, except as provided in Section 4.

 SECTION 13
OTHER EMPLOYEE BENEFITS

        The amount of any compensation deemed to be received by a Participant as a result of the exercise of an Option or the grant or vesting of any other Award shall not constitute "earnings" with respect to which any other benefits of such Participant are determined, including without limitation benefits under any pension, profit sharing, life insurance or salary continuation plan.

SECTION 14
PLAN AMENDMENT, MODIFICATION AND TERMINATION

        The Board may at any time terminate, and from time-to-time may amend or modify, the Plan; provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the stockholders if stockholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, provided, further, that no amendment shall be made to the no-repricing provisions of the Plan without the approval of the stockholders; and provided further that no amendment or modification may be made if the Company, on the advice of counsel, determines that stockholder approval is otherwise necessary or desirable.

        No amendment, modification or termination of the Plan shall in any manner adversely affect any Awards theretofore granted under the Plan, without the consent of the Participant holding such Awards.

SECTION 15
WITHHOLDING

        15.1    Withholding Requirement.    The Company's obligations to deliver Shares upon the exercise of an Option, or upon the vesting of any other Award, shall be subject to the Participant's satisfaction of all applicable federal, state and local income and other tax withholding requirements. The Company may defer exercise of an Award unless indemnified by the Participants to the Administrator's satisfaction against the payment of any such amount. Further, the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind due to the Participant by the Company.

        15.2    Withholding with Stock.    At the time the Administrator grants an Award, it may, in its sole discretion, grant the Participant an election to pay all such amounts of tax withholding, or any part thereof, by electing to transfer to the Company, or to have the Company withhold from Shares otherwise issuable to the Participant, Shares having a value equal to the amount required to be withheld or such lesser amount as may be elected by the Participant. All elections shall be subject to the approval or disapproval of the Administrator. The value of Shares to be withheld shall be based on the Fair Market Value of the Stock on the date that the amount of tax to be withheld is to be determined (the "Tax Date"). Any such elections by Participants to have Shares withheld for this purpose will be subject to the following restrictions:

          (a)   All elections must be made prior to the Tax Date;

          (b)   All elections shall be irrevocable; and

          (c)   If the Participant is an "officer" or "director" of the Company within the meaning of Section 16 of the Exchange Act, the Participant must satisfy the requirements of such Section 16 and any applicable rules thereunder with respect to the use of Stock to satisfy such tax withholding obligation.

        15.3    Incentive Options.    In the event that an Option Holder makes a disposition (as defined in Section 424(c) of the Internal Revenue Code) of any Stock acquired pursuant to the exercise of an

Incentive Stock Option prior to the later of (i) the expiration of two years from the date on which the Incentive Stock Option was granted or (ii) the expiration of one year from the date on which the Option was exercised, the Option Holder shall send written notice to the Company at its principal office (Attention: Corporate Secretary) of the date of such disposition, the number of shares disposed of, the amount of proceeds received from such disposition, and any other information relating to such disposition as the Company may reasonably request. The Option Holder shall, in the event of such a disposition, make appropriate arrangements with the Company to provide for the amount of additional withholding, if any, required by applicable federal and state income tax laws.

SECTION 16
SECTION 162(M) PROVISIONS

        16.1    Limitations.    Notwithstanding any other provision of this Plan, if the Administrator determines at the time any Stock Award or Performance Award is granted to a Participant that such Participant is, or is likely to be at the time he or she recognizes income for federal income tax purposes in connection with such Award, a "covered employee" within the meaning of 162(m)(3) of the Internal Revenue Code, then the Administrator, may provide that this Section ~~17~~16 is applicable to such Award.

        16.2    Performance Goals.    If an Award is subject to this Section ~~17~~16, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Administrator, which shall be based on the attainment of one or any combination of the following: specified levels of earnings per share from continuing operations, operating income, revenues, gross margin, return on operating assets, return on equity, economic value added, stock price appreciation, total stockholder return (measured in terms of stock price appreciation and dividend growth), or cost control, of the Company or Affiliated Corporation (or any division thereof) for or within which the Participant is primarily employed. Such performance goals also may be based upon the attaining of specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations. Such performance goals shall be set by the Administrator within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Internal Revenue Code and the regulations thereunder.

        16.3    Adjustments.    Notwithstanding any provision of the Plan other than Sections 5 and 11, with respect to any Award that is subject to this Section ~~17~~16, the Administrator may not adjust upwards the amount payable pursuant to such Award, nor may it waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant.

        16.4    Other Restrictions.    The Administrator shall have the power to impose such other restrictions on Awards subject to this Section ~~17~~16 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for "performance-based compensation" within the meaning of Section 162(m)(4)(B) of the Internal Revenue Code or any successor thereto.

SECTION 17
BROKERAGE ARRANGEMENTS

        The Administrator, in its discretion, may enter into arrangements with one or more banks, brokers or other financial institutions to facilitate the exercise of Options or the disposition of Shares acquired upon exercise of Stock Options, including, without limitation, arrangements for the simultaneous exercise of Stock Options and sale of the Shares acquired upon such exercise.

 SECTION 18
NONEXCLUSIVITY OF THE PLAN

        Neither the adoption of the Plan by the Board nor the submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitations on the power or authority of the Board to adopt such other or additional incentive or other compensation arrangements of whatever nature as the Board may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to Employees or Consultants generally, or to any class or group of Employees or Consultants, which the Company or any Affiliated Corporation now has lawfully put into effect, including, without limitation, any retirement, pension, savings and stock purchase plan, insurance, death and disability benefits and executive short-term incentive plans.

SECTION 19
REQUIREMENTS OF LAW

        19.1    Requirements of Law.    The issuance of Stock and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

        19.2    Rule 16b-3.    Transactions under the Plan and within the scope of Rule 16b-3 of the Exchange Act are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan or any action by the Administrator under the Plan fails to so comply, such provision or action shall, without further action by any person, be deemed to be automatically amended to the extent necessary to effect compliance with Rule 16b-3; provided, however, that if such provision or action cannot be amended to effect such compliance, such provision or action shall be deemed null and void to the extent permitted by law and deemed advisable by the Administrator.

        19.3    Governing Law.    The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

SECTION 20
DURATION OF THE PLAN

        No Award shall be granted under the Plan after ten years from the Effective Date; provided, however, that any Award theretofore granted may, and the authority of the Board or the Administrator to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, extend beyond such date.

~~Dated~~Effective Date: May ~~18, 2011~~8, 2013

CIBER, Inc.
By:	David C. Peterschmidt Chief Executive Office and President

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: CIBER, INC. M56801-P36889 CIBER, INC. WELLS FARGO SHAREOWNER SERVICES 161 NORTH CONCORD EXCHANGE SOUTH ST. PAUL, MN 55075 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Withhold All For All Except VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 9:59 pm Mountain Daylight Time on May 7, 2013. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CBR You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 9:59 pm Mountain Daylight Time on May 7, 2013. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We must receive your proxy card by 5:00 pm Mountain Daylight Time on May 7, 2013. 2. Approve Amended and Restated 2004 Incentive Plan. 3. Ratify the appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the fi scal year ending December 31, 2013. 4. Seek advisory approval of the compensation of our named executive offi cers. NOTE: This Proxy will be voted as directed. If no instructions are specified, this Proxy will be voted FOR ALL the director nominees and FOR Proposals 2, 3 and 4. If any other business is presented at such meeting, this Proxy will be voted by the Proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Meeting. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. 01) Jean-Francois Heitz 02) James C. Spira 03) Bobby G. Stevenson 1. Elect three (3) Class I Directors. Nominees: Vote on Directors Vote on Proposals The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposals: For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fi duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

CIBER, INC. 6363 South Fiddler's Green Circle, Suite 1400, Greenwood Village, Colorado 80111 The undersigned hereby appoints David C. Peterschmidt and M. Sean Radcliffe, or either of them, with full power of substitution, as attorneys-in-fact, as agents and Proxies (the "Proxies") to vote on behalf of the undersigned all shares of common stock, $.01 par value, of Ciber, Inc. (the "Company"), that the undersigned is entitled to vote at the 2013 Annual Meeting of Shareholders (the "Meeting"), to be held on the Internet at www.virtualshareholdermeeting.com/CBR, on Wednesday, May 8, 2013 at 9:00 am Mountain Daylight Time, and at any and all adjournments or postponements thereof. Should you have an account in the Ciber 401(k) Savings Plan, this Proxy represents the number of Ciber shares allocable to that plan account, as well as, other shares registered in your name. As a "named fiduciary" under the plan for Ciber shares allocable to that plan account and shares for which no voting instructions are received, this Proxy will serve as voting instructions for Principal Trust Company, trustee for the Ciber 401(k) Plan, or its designee. The plan provides that the trustee will vote each participant's shares in accordance with the participant's instructions. If the trustee does not receive voting instructions for Ciber shares allocable to the plan account by 5:00 pm Mountain Daylight time on May 7, 2013 if voting by mail or by 9:59 pm Mountain Daylight Time on May 7, 2013 if voting by telephone or internet, those shares, and any other Ciber shares under those plans for which no voting instructions are received, will be voted in accordance with the terms of the plan, in the same proportion as the shares for which voting instructions have been received. In its discretion, the trustee is authorized to vote upon such other matters as may properly come before the meeting. PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE. IF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT RETURN YOUR PROXY BY MAIL. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report on Form 10-K for the 2012 fiscal year are available at www.proxyvote.com Continued and to be signed on reverse side M56802-P36889